AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7. 2003

REGISTRATION NUMBER 102106

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vital Living, Inc.

(NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

Nevada	3652	88-04855

(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

VITAL LIVING, INC.
5080 N. 40TH STREET, SUITE 105,
PHOENIX, ARIZONA 85018-2147
Telephone: (602) 952-9909

(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES.)

Brad Edson,
Chairman and CEO
Vital Living, Inc.
5080 N. 40th Street, Suite 105,
Phoenix, Arizona 85018-2147
Telephone: (602) 952-9909
(NAMES, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE)

COPIES TO:
BRUCE P. VANN, ESQ.
KELLY LYTTON & VANN LLP
1900 AVENUE OF THE STARS, SUITE 1450
LOS ANGELES, CALIFORNIA 90067
TELEPHONE NO: (310) 277-5333
FACSIMILE NO: (310) 277-5953

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

	AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF EACH CLASS OF	TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION
SECURITIES TO BE REGISTERED	REGISTERED	PER SHARE	OFFERING PRICE	FEE (3)

Common Stock(1)	1,417,500	$1.00	$1,417,500	$130.41
Common Stock Underlying Warrants(2)	1,367,500	$1.65	$2,256,375	$207.59
Common Stock Underlying Warrants(2)	1,367,500	$2.14	$2,926,450	$269.23
Common Stock Underlying Warrants(2)	1,340,000	$1.50	$2,010,000	$184.92

TOTAL	5,492,500		$8,610,325	$792.15

(1)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

(2)	Estimated pursuant to Rule 457(g) solely for the purpose of calculating the registration fee.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE OR COUNTRY.

SUBJECT TO COMPLETION. DATED MARCH 7,  2002

5,492,500 SHARES

VITAL LIVING, INC.

COMMON STOCK

     This prospectus relates to an aggregate of 5,492,500 shares either already held by our shareholders or to be issued pursuant to the terms of (i) the Company’s Series B Common Stock Purchase Warrants (the “Series B Warrants”), (ii) the Company’s Series C Common Stock Purchase Warrants (the “Series C Warrants”), and (iii) pursuant to the terms of certain warrants held by one of our officers (the “Officer’s Warrant”) and together with the Series B Warrants, the Series C Warrants, and the Officer’s Warrant (the “Warrants”) and to purchase our common stock. Such shares of common stock are being offered for the accounts of the holders thereof (the “Selling Shareholders”) on Over the Counter Bulletin Board at the then prevailing prices, or in negotiated transactions. We will not receive any proceeds from the sale of the shares of common stock being registered, but will receive the proceeds from the exercise of the Warrants. The shares of Common Stock issueable in respect of the Officer’s Warrant, together with 50,000 shares of Common Stock held by an affiliate of a director are subject to a lock-up agreement such that no sale will be permitted until the earlier to occur of 120 days after the effective date of this Registration Statement or November 30, 2003.

     Our common stock is quoted on Over The Counter Bulletin Board under the symbol “VTLV.” The closing bid and ask quotation for the Common Stock on March 6, 2003 was $.85 and $.95.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The common stock offered hereby was or will be acquired by the Selling Shareholders from us in private placements or upon the exercise of the Warrants and are “restricted securities” under the Securities Act of 1933. This prospectus has been prepared to register the shares of common stock under the Securities Act of 1933 to allow for future sales by the Selling Shareholders to the public without any restrictions. To our knowledge, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed underwriting commissions or discounts under the Securities Act of 1933. See “Plan of Distribution.”

Prospectus dated March [ ], 2003

PROSPECTUS SUMMARY
THE COMPANY
THE OFFERING
Summary of Financial Information
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET QUOTATIONS FOR OUR SECURITIES PRICES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
SELLING SHAREHOLDERS; PLAN OF DISTRIBUTION
CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS
DESCRIPTION OF SECURITIES
DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
EXHIBIT 10.7
EXHIBIT 10.13
EXHIBIT 10.17
EXHIBIT 10.18
EXHIBIT 10.19
EXHIBIT 10.20
EXHIBIT 10.21
EXHIBIT 10.22
EXHIBIT 10.23
EXHIBIT 10.24
EXHIBIT 23.1
EXHIBIT 23.2

PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. The information in the summary relates primarily to (i) the introduction of our first product, Essentum™, in August 2002, (ii) the acquisition of MAF BioNutritionals, LLC (“MAF”) in November, 2002 and (iii) data regarding our outstanding securities. You should read the entire prospectus carefully, including “Risk Factors” and the Financial Statements, for a complete understanding of our business and related risks.

The Company

     We were incorporated on January 22, 2001 under the name Nutritional Systems, Inc. Effective May 7, 2001, we acquired substantially all the assets of Vital Living, Inc., a Delaware corporation. After the acquisition of Vital Living assets, and the subsequent name change of Nutritional Systems to Vital Living, Inc., pursuant to the terms of a merger agreement, dated as of August 16, 2001, we merged with VCM Technology Limited (“VCM”), a company reporting under the Securities and Exchange Act of 1934. As set forth in the terms of the merger agreement, we acquired all the outstanding shares of common stock of VCM from its sole stockholder in an exchange for 5,062 shares of our restricted common stock. Vital Living, which was the successor corporation in the merger, commenced reporting under the Securities and Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the OTC:BB.

     Our business plan is to market condition specific supplements formulated by physicians for distribution through physicians, as an integral part of patient treatment protocols. Specifically, we intend to market products in the medical foods category of nutritional products in order to address the distinctive nutritional requirements of people with particular diseases who are under medical supervision. Our strategy is to target major health issues affecting large segments of the population, and with our physician partners, design and market medical food supplements which are intended to be incorporated into a prescribed and/or recommended health regimen recommended by physicians, complementing and not contraindicated for existing pharmaceutical therapy. We have already signed a definitive agreement, effective as of August 21, 2001, with the Arizona Heart Institute, (“AHI”) one of the leading cardiovascular institutes in the U.S., pursuant to which AHI has agreed to exclusively distribute our Essentum,™ which was developed to assist patients with cardiovascular disease, to their entire existing data base of patients, approximately 150,000 patients, as well as to their new patients, estimated to be approximately 22,000 to 25,000 per year. AHI began the limited marketing of Essentum™ in August, 2002.

     In November 2002, we completed the acquisition of all of the outstanding equity of MAF, a private company located in Boonton, New Jersey, which formulates, markets and distributes natural and organic food based preventative nutraceuticals and therapeutic/functional food products designed for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, as well as overall optimal body performance and metabolic function. The primary market for MAF products are health conscious consumers and nutritionists, chiropractors and trainers. The MAF nutraceutical product line is marketed under the brand name Nature’s Dose™ and included Anti-Inflammatory Complex, EPA Formula and Anti-Inflammatory Complex, and Flax Formula. These products, which have patents pending, represent all-natural and certified organic food based nutraceuticals formulated using peer review published scientific research and clinical experience. With respect to therapeutic/functional food products, MAF’s product line also includes Phil’s Bar™, Phil’s Shake™, and Alma bar™. As the result of MAF’s previous acquisition of certain of the assets of Boulder Endurance Co., Inc., (“Boulder”) of San Diego, CA, we also formulate and market a certified vegan all-natural nutritional food bar in five flavors. The addition of this nationally recognized brand, which is marketed by three of the largest national distribution chains and is sold in 36 of the 50 largest markets, provides us with immediate, low-cost access to national retail distribution.

     We have only a limited operating history, and our operations to date, even after consolidating the results of MAF, have yet to generate a profit. We have been hampered in our growth by working capital shortages and slower than anticipated sales relating to the introduction of Essentum™. Although revenue from our MAF subsidiary will be helpful in addressing our cash flow problems, MAF is not yet profitable as it continues to invest revenue from its operations in the expansion of its own product base. See “Risk Factors.”

     Our address is 5080 40th Street, Suite 105, Phoenix, Arizona 85018-2147 (602-952-9909).

The Offering

SHARES OFFERED
Common Stock offered hereby	5,492,500 shares(1)

Common Stock to be outstanding after the offering	21,917,616 shares(1)(2)

Use of Proceeds	General corporate purposes, including working capital(3). See “Use of Proceeds.”

(1)  Includes 1,367,500 shares of Common Stock which may be issued upon the exercise of the Series B Warrants, (the “Series B Shares”) 1,367,500 shares of Common Stock which may be issued upon the exercise of the Series C Warrants (the “Series C Shares”), and 1,340,000 shares of Common Stock which may be issued upon exercise of the Officer’s Warrant (the “Officer’s Warrant Shares”). The 1,367,500 shares of Common Stock offered hereby, as well as the Series B and Series C Warrants, were issued in a private placement of Common Stock to accredited investors unrelated to the MAF Acquisition. The private offering provided the Company with additional working capital used relative to the MAF Transaction. The proceeds have been received and were used for general working capital purposes. The Series B Warrant Shares, the Series C Warrant Shares and the Officer’s Warrant Shares are collectively referred to as the “Warrant Shares”). The Officer’s Warrant Shares and 50,000 shares of Common Stock held by an affiliate of one of our directors are subject to a lock-up prohibiting any sale without the approval of our Board of Directors until the earlier to occur of 120 days after the Effective Date of the Registration Statement or November 20, 2003.

(2)  Based on 17,842,616 shares of Common Stock issued and outstanding plus the inclusion of the Warrant Shares. Does not include 4,500,000 shares of Common Stock reserved for issuance under the Company’s two stock option plans, (ii) 4,270,000 shares of Common Stock under previously issued warrants, (iii) the conversion of 3,712,000 shares of Series A Preferred Stock, outstanding as of the date hereof, into a like number of shares of Common Stock, or 742,400 shares of Common Stock which may be issued in respect of warrants (the “Series A Warrants”) which may be issued upon conversion of the Series A Preferred Stock, or shares of Common Stock which are required to be issued as a dividend on the Series A Preferred Stock.

(3)  We will receive no proceeds from the sale of the Common Stock offered hereby. We will receive approximately $7,192,825 from the exercise of the Warrants, if all the Warrants are exercised.

Summary of Financial Information

     Summary Unaudited Pro Forma Combined Financial and Operating Information

General Information

     The following table sets for the summary unaudited pro forma combined financial and operating information of the Company as of September 30, 2002, for the year ended December 31, 2001 and the nine months ended September 30, 2002 and 2001. The unaudited pro forma results of operations are presented herein for illustration purposes only. The unaudited pro forma results of operations shown for all periods presented are not necessarily indicative of the results of operations that may be obtained by us in the future or operating results that would have been achieved had the MAF Acquisition been completed as of the January 1, 2001. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Vital Living, Inc. and MAF and related notes thereto contained elsewhere in this document, and our Form 10-QSB and Form 10-QSB/A as of September 30, 2002 and our Annual Report on Form 10-KSB as of December 31, 2001.

Basis of Presentation

     The pro forma information presented below is based on assumptions and include adjustments as explained in the notes to the Unaudited Proforma Combined Financial Statements included elsewhere in this document. Pro forma amounts included within the Unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 2002 and 2001 and for the year ended December 31, 2001 included the results of our operations and MAF as if the acquisition had occurred on January 1, 2001. The pro forma combined statements of operations include the historical results of operations of Boulder-Bar Endurance, Inc., acquired by MAF effective April 9, 2002 and the historical results of operations of Vital Living, Inc. (an Arizona corporation) acquired by Vital Living, Inc. (a Nevada corporation) effective May 7, 2001. Their results of operations have been included as if these acquisitions had been completed as of January 1, 2001.

     Pro forma adjustments relating to the recording of the MAF Acquisition are based on preliminary purchase price allocations. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after we obtain third party appraisals and review all available data. Differences between preliminary allocations of the purchase price as presented herein and the final allocation could have a significant impact on the accompanying unaudited pro forma financial statements, results of operations and financial position.

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2002	2001	2001

Sales	$1,423,131	$1,481,602	$1,917,989

Cost of goods sold	716,593	933,043	1,121,954
Inventory write down to net realizable value	—	262,626	262,626

Total cost of goods sold	706,593	1,195,669	1,384,580

Gross profit	706,538	285,933	533,409

Administrative expenses
Payroll and other labor costs	1,168,909	546,723	698,818
Organization costs	—	150,000	150,000
Professional and consulting fees	1,294,913	173,738	580,403
Office and equipment rent	195,662	101,708	89,677
Selling and general administrative	382,252	436,074	867,810
Research and development	393,425	15,000	37,500

Total administrative expenses	3,435,161	1,423,243	2,424,208

Net loss from operations	(2,728,623)	(1,137,310)	(1,890,799)

Other Income (Expenses)
Interest income	10,589	1,003	1,817
Other income	16,674	16,353	16,555
Interest expense	(104,606)	(48,326)	(50,454)

Net loss	(2,805,966)	(1,168,220)	(1,922,881)

Deemed dividend associated with beneficial conversion of preferred stock	(3,452,234)	—	—

Net loss available to common shareholders	$(6,258,200)	$(1,168,220)	$(1,922,881)

Basic and diluted loss per common share (1)	$(0.16)	$(0.08)	$(0.13)
Deemed dividend associated with beneficial conversion of preferred stock (1)	(0.20)	—	—

Basic and diluted loss available to common shareholders (1)	$(0.36)	$(0.08)	$(0.13)

Basic and diluted Weighted average number of common shares outstanding (1)	17,559,873	14,968,000	15,417,693

	As of September 30, 2002

	Actual (2)	As Adjusted (3)

Liquidity Capital (4)	$1,476,564	$2,289,142
Office machinery and equipment, net	151,834	161,066
Intangibles and goodwill	18,215	3,734,450
Total assets	1,896,397	6,751,249
Notes payable, including current maturities (5)	—	979,197
Retained deficit	(6,859,626)	(6,859,626)
Shareholders’ equity	1,646,613	5,309,469

(1)	See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc. included elsewhere in this document for information regarding the calculation of net loss per share. Due to the Company incurring a net loss for all periods presented inclusion of common stock equivalents would be antidilutive, thus the basic and diluted loss per share are the same. The basic and diluted weighted average number of common shares outstanding reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition and the concurrent sale of 1,367,500 shares of the Company’s common stock for $1.00 per share. The issuances of shares of our Common Stock in the MAF Acquisition are reflected as outstanding for all periods presented as if the transaction had occurred as of January 1, 2001. The 1,367,500 shares of common stock issued are outstanding as if the transaction had occurred as of January 1, 2002.

(2)	The “Actual” column reflects account balances of Vital Living, Inc. as of September 30, 2002.

(3)	The “As Adjusted” column reflects the combined account balances of Vital Living, Inc. and MAF as of September 30, 2002 and the concurrent sale of 1,367,500 shares of common stock of the Company for $1.00 per share and warrants.

(4)	Represents (i) cash and cash equivalents, accounts receivables, net, inventory, prepaid expenses and other assets, less (ii) current portion of long-term debt, accounts payable and accrued expenses.

(5)	Represents current and long-term notes payable to a bank of $871,197 and notes payable to officers of $108,000 as of September 30, 2002.

RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. We have included in the Risk Factors set forth below a discussion of each material risk that we have identified as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition or operating results will suffer. Moreover, the price of our Common Stock could decline and you could loose all of your investment.

     We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders.

     Our financial statements have been prepared on a going concern basis, which assumes a certain level of Essentum™ sales, the continued growth of MAF’s business and the payment of our obligations as they come due. We have suffered losses from operations since inception and our ability to continue as a going concern is dependent upon obtaining future profitable operations. Although management believes that the aggregate proceeds of approximately $5.0 million from our two private offerings in 2002 ($3.7 relative to the sale of the Series A Preferred in early 2002, and $1.3 relative to the sale of units sold concurrently with the closing of the MAF Transaction), together with funds from operations, will be sufficient to cover our anticipated cash requirements for at least six months, we will be required to seek additional capital to (i) retire the indebtedness assumed in the MAF acquisition and (ii) fund operations at current levels and future growth and expansion if sales of Essentum™ and the existing MAF product does not increase. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors. See Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.

We Have Suffered Historical Losses and We May Incur Such Losses in the Future. Accordingly, We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders.

     Vital Living has only a limited operating history and our business model has not yet been thoroughly tested in the market place. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the medical food or nutraceutical industry, which are characterized by a large number of market entrants, intense competition and a high failure rate. To date, exclusive of MAF’s operations, we have been engaged primarily in start-up and business development activities and have generated little revenue from product sales. Accordingly, our limited operating history makes it difficult to evaluate us. To achieve profitable operations, we, alone or with others, must successfully introduce and market our existing product, and develop, introduce and market new products. No assurance can be given that our product development efforts will be successfully completed, or that any product, if introduced, will be successfully marketed or will achieve customer acceptance. Exclusive of MAF’s operations, we have generated limited revenue, including $105,378 in sales for the first nine months ending September 30, 2002. Consequently, we have incurred a net loss from operating activities of approximately $2,374,731 for the same period. Future operating results will depend on many factors, including the demand for our products, the level of competition and our ability to cause the manufacture of our products in a production environment while maintaining quality and controlling costs.

     While MAF, which we recently acquired, has a more extensive operating history, it has not achieved profitability. During the nine month period ended September 30, 2002, MAF had revenue of approximately $1.0 million, but incurred a net loss from operations of approximately $443,000. Consequently, on a combined basis, we are experiencing negative cash flow from operations.

     Management expects that this negative cash flow will continue until sales of Essentum™ increase. As indicated above, in the event such sales are not achieved, we will need to quickly reformulate our business plan, and attempt to market Essentum™ through more conventional distribution channels including retail and other health care practitioners, including chiropractors, nutrionists and trainers.

We May Not Have Sufficient Cash Resources for Needed Research and Development, Further Hindering Our Growth

     Although we are not a pharmaceutical development company, we have been engaged in research and development (“R&D”) activities. In connection with the development of our products through December 31, 2002, we have spent approximately $548,000 on R&D activities. Although R&D activities may be required in the future as we evaluate other markets for our existing products and expand our product lines that we offer. Any research and development activities, by their very nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Although our R&D will be relatively limited, actual research and development costs may exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated clinical or regulatory delays or demands, unexpected adverse side effects, insufficient therapeutic efficacy or competitive or technological developments would prevent or substantially deter development efforts and ultimately could have a material adverse effect on us. Our existing product candidates, and any potential additional products that may be developed, may, in certain instances, require significant additional research and development, possible regulatory approval and commitments of resources prior to commercialization. There can be no assurance that any such potential products will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any product will prove to be safe and effective in clinical trials or otherwise, or meet applicable regulatory standards.

Servicing Existing Debt Obligations Will Negatively Impact Our Cash Flow During The Next 18 to 24 Months.

     In April 2002, MAF acquired certain assets of Boulder Endurance Co., Inc. (“Boulder”). The purchase price consisted of a $75,000 cash payment at closing and a promissory note for $275,000 (the “Boulder Debt”) with an interest rate of 7%, of which $150,000 is to be paid bi-monthly in the first year and the balance paid in twelve equal payments in year two and an additional promissory note of $40,935 paid in twelve payments. As of September 30, 2002, unpaid principal of $250,000 remains on the $275,000 note and unpaid principle of $20,467 remains on the $40,935 note. Additionally, In December 2001, MAF received from the Commerce Bank NA of Flemington, New Jersey, a $650,000 6.75% seven year loan, 75% of which is guaranteed by the U.S. Small Business Administration (SBA). The proceeds of this loan were used to repay the outstanding balance owed to a vendor and a $50,000 promissory note held by an officer of MAF. The balance of the $650,000 loan has been used for working capital purposes. Principal and interest payments to the Commerce Bank commenced one month from the date of the loan. In fiscal 2003, we will pay $210,937 in principal and interest on the Boulder Debt and $119,638 in principal and interest for the Commerce Bank loan. At the end of 2003, $41,000 of principal debt will remain owing in respect of the Boulder Debt and, $493,000 will remain owing to Commerce Bank. The Commerce Bank obligation matures on December 14, 2008. The Boulder Debt is guaranteed by Mr. Coppel and Dr. Phillip B. Maffetone, a founder of MAF and member of the Nutritional Advisory Board, and is further secured by second and third mortgages on certain real estate in New Jersey and New York. In connection with the MAF Acquisition, we assumed both the Boulder Debt and the Commerce Bank Debt, and indemnified the MAF shareholders against any obligations therein. Our ability to service these obligations is uncertain without additional financing or an increase in revenue and the existing terms of these obligations may make further financing difficult to obtain.

If We Are Unable To Compete Effectively With Existing or New Competitors, Our Existing Business Will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented.

     We believe the market for nutritional products is continually evolving, and is highly dependent upon changes in the demographic and social trends that have resulted in tremendous growth for the nutrition industry in the past few years. We will encounter aggressive competition from numerous competitors, many of whom have significantly greater financial resources than we do. Competitors with greater resources than ours may be able to enter into similar medical distribution channel relationships. Our competitors vary by the nature of the distribution channel. With respect to the medical channel, which is where our Essentum™ line is marketed, only a few supplemental companies are in this market, including, Douglas Labs, Integration Therapeutics, Phyto Pharmicia, Mitogenics Standard Process, and Allergy Research. The complimentary and alternative medicine market (“CAM”), where our MAF subsidiary markets, certain of its supplements as well as Phil’s Bar and Alma Bars. All of the foregoing companies are competitors, as well as Power Bar, Cliff Bar, Balance Bar and Odwalla. In addition to the foregoing, there are literally hundreds of small companies who market herbal, nutritional and other homeopathic therapies, supplements and remedies. We believe we can compete by reacting quickly to expected and perceived customer requirements and desires, and by maintaining relationships with our existing strategic partners and identifying and reaching agreements with new partners. However, there can be no assurance that our assessment of the market place is correct, or that our products will be accepted in the future.

     The introduction of new products and the enhancement and extension of existing products, are critical to our future sales growth. In making decisions regarding the development of new products and the enhancement and extension of our current products we will be competing with our competitors, who will also be attempting to anticipate the needs and preferences of consumers, physicians and nutrionists. Consumer preferences, particularly in the health and nutraceutical market, are continuously changing and are difficult to predict Without the continual evolution of our product base and distribution model, it is likely that our future business operations will negatively impacted.

Our Business Plan Is Heavily Dependent Upon The Support Of The Medical Community And A Lack of Such Support Would Significantly Reduce Anticipated Sales.

     We are marketing ourselves as the “Physician’s Nutraceutical Company”, and have built our business model around the anticipated endorsement of doctors who actually prescribe our products. If the medical community does not embrace this concept, we will need to completely re-evaluate our business model and consider other ways to market our products. While we can use existing distribution channels which MAF operates in, such a change would require a complete change of our existing plans.

     Although we believe there is a significant market for our proposed medical food and nutraceutical products, our success will depend significantly on the initial and continued acceptance by the medical community of the efficacy of such products. In the U.S., herbal dietary supplements have been available for many years, but many physicians have shown reluctance to recommend them to their patients, and there has been controversy about their efficacy and concerns about their interactions with pharmaceutical products. Accordingly, no assurance can be given that our products will achieve and/or sustain market acceptance by either patients or the medical community. While MAF products have obtained some market acceptance, there is no assurance that Essentum™ will be accepted and that there is no assurance that any other products can be successfully developed or marketed. The results since the August 2002 introduction of Essentum™ product by AHI have been lower than anticipated. We have, however, signed a new agreement with National Provider Network, LLC (“NPN”) a national preferred provider network of over 45,000 doctors, as well as with CHG Allied, Inc., (“CHGA”) a discount health care provider and an operator of chiropractic, acupuncture and physical therapy clinics. See “Business” for a description of these arrangements.

Other Than on Our Website, We Do Not Market Our Own Products, and Instead We Rely On Third Party Sales Agents, Representatives And Distributors To Sell Our Products.

     We utilize third parties to assist in marketing, selling and/or distributing our products. To date, we have entered into a joint marketing agreement with the AHI relating to its line of cardiovascular disease supplements. However, we have not previously marketed this product in a significant fashion, and the introduction of the product, even under the imprimatur of the arrangement with AHI, is subject to all of the market risks associated with the introduction of a product in a new distribution channel, including AHI’s lack of marketing experience. Accordingly, although we intend to enter into other third party arrangements for this product line in the future, and for other products which we may develop or acquire in the future, no assurance can be given that our current or future partners will purchase, recommend or market our products at sufficient levels or provide our products with adequate support. If our third-party partners do not effectively market its products, we will not generate significant revenues or profits. However, we believe that the establishment of a network of third-party partners, with extensive and specific knowledge of the various benefits of our products, will in the long-term be beneficial to us.

     MAF has developed three channels of distribution, including national retail, (shelf presence in all major natural product food stores and some grocery stores), consumer direct, (internet and inbound telephone sales) and direct to health care practitioners, such as chiropractors, physical therapists nutritionists, dietitians and traditional doctors. National retail sales are supported by a national sales management team of three experienced operatives in the retail natural products industry, overseeing nine regional brokerage firms supporting fifteen national distributors. These efforts are supported by national trade advertising and in-store merchandising. No assurance can be given that these channels will continue to grow as we attempt to expand our operations, and attempt to have Essentum™ exploited through these channels.

     While our MAF products are marketed by leading distributors (See “Business”) we are not party to any long term output arrangements, and our agreements with these distributors are on an as needed, purchase order, basis.

Until Sales Increase We Are Not Likely To Receive Favorable Terms In Either The Acquisition of Raw Materials For Our Products, or The Manufacture of our Inventory; Risk of Price Changes In Raw Materials.

     Until we achieve sufficient sales volume across all our product lines, it is unlikely that we will obtain favorable payment terms from our vendors, and it is unlikely that we will be able to use factors for the financing of any receivables. Accordingly, we will be forced to use our cash resources to finance our inventory, and, at least during the preliminary role out of Essentum™, we will have to make certain assumptions about the level of inventory which we must maintain. For MAF products, which have historical sales levels which management can analyze, anticipated inventory levels can be maintained with less speculation. If management does not correctly maintain inventory levels, we could be faced with either inadequate levels for new sales or, alternatively, levels of inventory which are too large; tying up critical cost and forcing a mark-down of anticipated sales prices for our products.

     Many of the ingredients contained in our products are not commodities, so price risk cannot be hedged with traditional futures contracts. In addition, some of these ingredients are picked in the wild, rather than farm cultivated, resulting in a highly unstable supply. A shortage of these ingredients, when coupled with the possibility of continued increases in demand, could result in significant increases in the price of the raw materials used in our products. In addition, if due to supply shortages we are unable to meet the demand of our customers, even if for only a short time, the result could be a long-term decrease in the anticipated sales of our products. Our ability to increase the price of our licensed products to adjust for increases in raw material costs is limited and there can be no assurance that an adequate supply of ingredients will be available to us and on terms commercially reasonable in order for us to meet the supply obligations to our customers.

Our Business Operations Are Subject To Governmental Regulations, Which May Change In A Manner Which Adversely Affects Our Business.

     To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions currently in effect. Any change in applicable laws or regulations may have a material adverse effect on our business, financial condition and results of operations. The manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated by the Federal Food, Drug and Cosmetic Act, as amended, inter alia, by the Dietary Supplemental Health and Education Act (“DSHEA”) and by various federal agencies, including the Food & Drug Agency (the “FDA”) and the U.S. Federal Trade Commission (the “FTC”). Our activities are also regulated by various agencies of the states, provinces, localities and countries in which our products are sold. DSHEA (i) defines dietary supplements, (ii) permits “structure/function” statements under certain conditions and (iii) permits under certain conditions the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our dietary supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

     We currently are in compliance with all applicable regulations, and no governmental approval is necessary for the marketing of any current or anticipated product. We cannot determine what effect current or future regulations will have on our business, financial condition or results of operations. Our failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

     We cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our products, or what the effect of any such legislation or regulation on our operations would be. There can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

The Board of Directors and Scientific Advisory Board Consist of Many New Members Who May Be Either Unable to Spend Adequate Time Or Who Are Unfamiliar With Our Operations So That They May Be Unsuitable For Addressing Our Evolving Business Strategy.

     Many of the members of our Board of Directors and our Scientific Advisory Board have been newly elected or appointed to their positions. Accordingly, although we believe each of these newly appointed members are extremely qualified for their respective positions and will contribute to the future growth of the Company, as these individuals are newly appointed, it is not possible to gauge whether their long term contributions to the Company will be significant. In the event that any of these individuals resign or do not stand for re-election, the Company may be negatively perceived by third parties or investors.

Our Risk Management Insurance May Be Inadequate.

     We maintain liability insurance through F.S. Morgan & Company Insurance Services, Inc., with policy limits of $1.0 million per occurrence and $2.0 million in the aggregate which covers us and MAF. Our insurance program includes property, casualty, comprehensive general liability and products liability coverage. Management believes that our insurance coverage is adequate. The testing, marketing and sale of health care products entail an inherent risk of product liability. There can be no assurance that product liability claims, relating to dietary supplement products, will not be asserted against us or our collaborators or licensees. There can be no assurance that we will be able to maintain such product liability insurance pursuant to assignments from our various manufacturers and suppliers, or obtain additional insurance, during clinical trials or upon commercialization of any product, on acceptable terms, if at all, or that such insurance will provide adequate coverage against any potential dietary supplement claims. A product liability claim or product recall, relating to dietary supplement products, could have a material adverse effect on our business, financial condition or results of operations.

We Are Highly Dependent on Key Personnel To Manage Our Growth And The Integration of Acquired Business.

     The acquisition of MAF, and the anticipated increased sales of Essentum™ , will require the full utilization of our management, financial, and other resources in both managing the expenses caused by the acquisition and internal sales growth. Our ability to manage growth effectively will depend on (i) our ability to integrate and effectively manage MAF with our existing operations, and (ii) our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees. To date, we have not been adversely affected by any failure to recruit or retain personnel, although we did streamline operations by eliminating one senior executive. There can be no assurance that our management will be able to manage our growth effectively, and the failure to effectively manage growth may have a materially adverse effect on our results of operations.

     We are dependent upon Bradley D. Edson, Chief Executive Officer, William Coppel, President and Stuart A. Benson, Executive Vice President and Vice President of Business Development. We have entered into employment agreements with Mr. Edson, Mr. Coppel, and Mr. Benson. The loss of Mr. Edson, Mr. Coppel and Mr. Benson and the other individuals involved in key management positions, or our inability to attract and retain other qualified employees could have a material adverse effect on us. Under the terms of their employment agreements we are required to apply to obtain, and have made application with respect thereto, for “key-man” insurance policies for Mr. Edson, Mr. Coppel and Mr. Benson in the amount of $1,000,000 each. The Company will be the beneficiary of such policies when the insurance is obtained.

We Have Incurred Significant Costs By Virtue of Issuing Securities to Consultants And Directors And In The Future We May Continue to Issue Securities In This Manner To Preserve Cash.

     In an effort to preserve cash resources, we have issued our Common Stock, options and warrants to various financial consultants and certain directors rather than hire internal staff. To the extent option grants are below the current market price, we must record this as an additional expense in our general and administrative expense, even though no cost has been expended. These transactions are dilutive to existing shareholders, and through the first three quarters of fiscal 2002, include an expense of approximately $490,000. We believe that this non-cash expense is preferable to expending cash for business development, marketing and other financial services.

Through A Voting Agreement, Certain Officers and Directors Can Dominate the Board of Directors, Making It Unlikely That Other Shareholders Will Impact the Direction of the Company.

     Assuming the conversion of 3,712,000 shares of Series A Preferred Stock outstanding as of the date hereof into a like number of shares of Common Stock, together with the issuances of the Series B Shares and Series C Shares of Common Stock, the Company would have 24,289,616 shares outstanding. Such amount excludes any other shares issuable upon the exercise of options or warrants. Mr. Edson, Mr. Coppel and Mr. Benson will own, assuming the exercise of warrants and options held by them, 14.78%, 3.18% and 5.23%, respectively, of our outstanding Common Stock. As part of the MAF Transaction, Mr. Edson, Mr. Coppel, Mr. Gerst (the latter of whom owns 13.06% of our outstanding Common Stock), Leslie Quick (who owns 2.04% of our outstanding Common Stock), Thomas Quick (who owns 0.82% of our outstanding Common Stock), among others, entered into a voting agreement (the “Voting Agreement”) pursuant to which they have agreed to vote for the appointment of Messrs. Edson, Coppel, Benson, Leslie Quick, Eide and Hannah to the Board. As a result, Mr. Edson and Mr. Coppel, both individually and through the Voting Agreement, will be able to influence the election of a majority of our Board of Directors, and effect all other decisions regarding shareholder actions, such as decisions to dissolve, merge or sell our assets, as well as influence our operations, policies and business decisions.

An Active Public Market May Not Develop; Investors Should Note That The Price of Our Stock May Be Affected By Trading Volatility and The Market Where It Is Quoted; Investors Should Note That The Possibility of The Delisting of Our Securities From Over-the-Counter System.

     Our common stock has been listed on Over the Counter Bulletin Board (“OTC:BB”) since March 28, 2002. Although we have applied for listing on the American Stock Exchange (the “Amex”) on June 14, 2002, we have deferred responding to the comments of the Amex as a result of a decline in the price of our Common Stock. Until we respond to the Amex, and unless our application is accepted, we will remain quoted on the OTC:BB (or any proposed successor) To the extent that we remain on the OTC:BB, if our Common Stock were to be delisted from quoting on the OTC:BB, we would be forced to file a Form 15c2-11 with the NASDAQ and request to be listed on the “Pink Sheets.”

     The market prices for securities of companies with limited operating history, including us, have historically been highly volatile on the OTC:BB. Significant volatility in the market price of our common stock may arise due to factors such as:

•	our developing business;

•	a continued negative cash flow;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the nutraceutical and health care industry;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.

     As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

Our Common Stock is Subject to Additional Risks By Virtue of Being a Low Priced or Penny Stocks.

     Our securities are currently subject to (or in the future may become subject to) Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals who have a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule15g-9, broker-dealers must furnish to all investors in penny stocks, a risk disclosure document required by such rule, make a special suitability determination of the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. In order to approve a persons account for transactions in penny stocks, the broker or dealer must (i) obtain information concerning the persons financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stocks: and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person’s financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A “penny stock” is defined as any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, Rule 15g-9 will affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in the Offering to sell their shares in the secondary market.

It Is Highly Unlikely That We Will Pay A Dividend; Investors Are Most Likely To Have A Return Of Their Investment Through An Appreciation In The Share Price Of The Common Stock.

     We have not paid cash dividends in the past and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Management believes the best use of retained earnings is to fund internal growth and for general corporate purposes.

     Accordingly, investors should note that any return on their investment in our securities will come as a result of any appreciation in the value of our Common Stock.

The Possible Sale Of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact On the Price Of Our Common Stock.

     No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares of Common Stock held by existing shareholders, whether pursuant to subsequent public offerings or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair our future ability to raise capital through an offering of equity securities.

     As of the date hereof, we have 21,554,616 shares of Common Stock issued and outstanding (which assumes) the conversion of 3,712,000 shares of Series A Preferred shares into a like number of shares of Common Stock. In addition, upon the exercise of options and warrants, we will issue (i) 4,500,000 shares of Common Stock under the Company’s two stock option plans, (ii) 4,270,000 shares of Common Stock under previously issued warrants, (iii) 742,400 shares which may be issued upon exercise of the Series A Warrants; (iv) 1,367,500 shares of Common Stock may be issued upon exercise of the Series B Warrants and (v) 1,367,500 shares of Common Stock may be issued upon exercise of the Series C Warrants. If all of the foregoing shares of Common Stock were issued, we would have 33,802,016 shares of Common Stock issued and outstanding. Excluding options and warrants, but including shares of Common Stock issuable upon conversion of the Series A Preferred Stock substantially all of our shares of our Common Stock (not currently in the public market) held by existing shareholders will be eligible for sale in the public market within the next 12 months.

The Possible Issuance of Preferred Stock May Make An Acquisition of the Company Less Likely, and May Also Reduce The Value of The Common Stock.

     We are authorized to issue up to 50,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have issued 3,712,000 shares of 10% Series A Preferred Stock as of the date hereof, excluding 371,200 additional shares of Series A Preferred Stock to be issued as a dividend in respect thereto. The issuance of any other Preferred Stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the market value per share of the Common Stock and make it less likely that holders of Common Stock would receive a premium on the sale of their shares. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict our ability to merge with or sell our assets to a third party, thereby preserving current management’s control of the company. In addition, the Nevada General Corporation Law prohibits any sizable merger, consolidation, sale of assets or similar transaction between us on the one hand and another company which is, or is an affiliate of, a beneficial holder of ten percent or more of our voting power (defined as an “interested stockholder”), for three years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by our Board of Directors or the transaction is approved by a majority of our shareholders, excluding the interested stockholder. Another provision of the Nevada General Corporation Law would limit the voting rights of shares acquired in a “control share acquisition” (as such term is defined in the Nevada General Corporation Law) in the event we have more than 100 shareholders of record in Nevada and the Company does business in Nevada. The application of the Nevada control share acquisition statute, and the provisions prohibiting interested stockholder transactions, could also preserve control of the Company by management.

Investors Should Be Aware of The General Uncertainty Regarding Future Business Operations.

     Marketing and product development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs could exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated delays or competitive or technological developments would prevent or substantially deter development efforts and ultimately could have a material adverse effect on us. Our existing product/service candidates, and any potential additional products or services that may be developed, require significant commitments of resources prior to commercialization. There can be no assurance that any such potential products or services will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any product or service will be received well by consumers.

The Problems Associated With Future Acquisitions May Adversely Effect Our Results

     We may acquire certain businesses that we believe are complimentary to our operations in the future. Our first such acquisition was our purchase of MAF. While we believe we will be able to effectively integrate such businesses with our own, we may be unable to successfully do so without losing key employees or business relationships. Although our integration with MAF has occurred without the loss of any MAF personnel, in the future, we may not be able to smoothly integrate any acquired companies and their related marketing, production, development, distribution and management systems. Our gross margins could be adversely affected by any problems arising during or from such process or the inability to effectively integrate any future acquisitions.

     We have recently entered into an arrangement with Dr. Christopher’s Original Formula, Inc. (“COF”), a privately held Nevada company, pursuant to which we advanced COF approximately $40,000 for operational expenses, which advance was made on a fully secured basis. Subject to the completion of due diligence and board approval, the agreement gives us the right to acquire COF for 2,650,000 shares of Common Stock. We have not commenced due diligence and we may elect not to proceed with the acquisition. Accordingly, no assurance can be given that the acquisition will be consummated.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We use words such as “may,” “will,” “should,” “estimates,” “predicts,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “potential” and similar expressions to identify forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the Risk Factors described above and in other parts of this prospectus.

     Although we believe that the expectations reflecting the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. In addition, these forward-looking statements apply only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

     We will not receive any portion of the proceeds from the sale of common stock to be sold in this offering. We may receive net proceeds of up to approximately $7,192,825 from the exercise of the Warrants. Management currently anticipates that any such proceeds will be utilized to repay any then outstanding debt obligations of the Company with the remainder to be used for working capital and for other general corporate purposes.

DIVIDEND POLICY

     We have never declared or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET QUOTATIONS FOR OUR SECURITIES PRICES

Effective as of March 28, 2002, our Common Stock has been quoted on the Over the Counter Bulletin Board under the symbol “VTLV”. Prior to that date, our former stock did not trade. The following table sets forth the high and low closing sales prices per share of our Common Stock for the periods indicated.

FISCAL YEAR 2002	HIGH	LOW

First Quarter (From March 28, 2002)	$1.40	$0.82
Second Quarter	$4.05	$1.50
Third Quarter	$2.99	$0.91
Fourth Quarter	$2.01	$0.70

First Quarter Year 2003 (Through March 6, 2003)	$1.01	$0.68

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The Company

     The following table sets forth the selected historical financial and operating data of the Company as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001 and as of and for the nine month period ended September 30, 2002 and as of September 30, 2001 and for the period from inception (January 22, 2001) through September 30, 2001. The financial information presented below reflects adjustments, consisting of normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation of the Company’s results of operations and financial position for such periods. The results of operations for the periods ended September 30, 2002 and 2001 are not necessarily indicative of a full year’s results of operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of the Company and related notes thereto contained elsewhere in this document, and our Form 10-QSB and Form 10-QBS/A as of September 30, 2002, and our Annual Report on Form 10-KSB as of December 31, 2001.

	For the Year	For the Nine Months Ended
	Ended	September 30,
	December 31,
	2001	2002	2001

Sales	$90,291	$105,378	$55,541

Cost of sales	43,402	55,483	20,820
Inventory write down to market value	262,626	—	262,626

Gross profit (loss)	(215,737)	49,895	(227,905)
Administrative expense
Payroll and other labor costs	232,173	740,252	193,790
Organization costs	150,000	—	150,000
Consulting and professional fees	184,428	1,067,402	9,246
Office and equipment rent	48,624	165,872	71,249
Selling and general and administrative	174,450	94,992	80,830
Research and development	37,500	356,108	15,000

Total administrative expenses	827,175	2,424,626	520,115

Operating loss	(1,042,912)	(2,374,731)	(748,020)
Interest income	—	10,251	—

Net loss	(1,042,912)	(2,364,480)	(748,020)
Deemed dividend associated with beneficial conversion of preferred stock	—	(3,452,234)	—

Net loss available to common shareholders	$(1,042,912)	$(5,816,714)	$(748,020)

Basic and diluted loss per share (1)	$(0.08)	$(0.17)	$(0.06)
Deemed dividend associated with beneficial conversion of preferred stock (1)	—	(0.25)	—

Loss per share to common shareholders (1)	$(0.08)	$(0.43)	$(0.06)

Basic and diluted weighted average number of common shares outstanding (1)	12,917,693	13,672,373	12,468,000

Statement of cash flow data:
Net cash used by operating activities	$(743,261)	$(1,861,935)	$(502,231)
Net cash used by investing activities	(9,155)	(335,023)	(4,534)
Net cash provided by financing activities	752,595	3,510,381	561,169

		As of September 30,
	As of December 31,
	2001	2002	2001

Balance sheet data:
Liquidity capital (2)	$(176,122)	$1,476,564	$119,023
Property and equipment, net	73,757	151,834	73,162
Total assets	217,981	1,896,397	246,033
Retained deficit	(1,042,912)	(6,859,715)	(748,020)
Shareholders’ equity (deficit)	(83,126)	1,646,613	211,766

1)	See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc. included elsewhere in this document for information regarding the calculation of net loss per share.

2)	Represents (i) cash and cash equivalents, accounts receivables, net, inventory, prepaid expenses and other assets, less (ii) the current portion of long-term debt, accounts payable and accrued expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company’s financial statements and the notes thereto contained elsewhere in this Prospectus.

     This discussion contains forward looking statements that involve risks and uncertainties. When used in this prospectus, the words “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan” and similar expressions as they relate to us are included to identify forward looking statements. Our actual results could differ materially from the results discussed in the forward looking statements as a result of many factors, including those described below, in the various risk factors set forth under “Risk Factors” beginning on page 9, and elsewhere in this Prospectus.

Background Overview

     We were formed on January 22, 2001 under the name Nutritional Systems, Inc. Effective May 7, 2001, we acquired substantially all the assets of Vital Living, Inc., a Delaware corporation. After the acquisition of Vital Living assets, and the subsequent name change of Nutritional Systems to Vital Living, Inc., pursuant to the terms of the merger agreement dated as of August 16, 2001, we merged with VCM Technology Limited (“VCM”), a company reporting under the Securities and Exchange Act of 1934. As set forth in the terms of the merger agreement, we acquired all the outstanding shares of common stock of VCM from its sole stockholder in an exchange for 5,062 shares of our restricted common stock. Vital Living, which was the successor corporation in the merger, commenced reporting under the Securities and Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the OTC:BB.

     We develop and market evidence-based nutraceuticals formulated by physicians for distribution through physicians. We are developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence. Our nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. Our initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.

     In November 2002, we completed the acquisition of all of the outstanding equity of MAF, a private company located in Boonton, NJ, which formulates, markets and distributes natural and organic food based preventative nutraceuticals and therapeutic/functional food products designed to for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, as well as overall optimal body performance and metabolic function.

     We initiated the discussions with MAF in an attempt to both broaden our product line, but also gain a distribution network other than the physician “script” method which is being used for Essentum™ . MAF was both looking to expand its financial resources by providing liquidity for its shareholders, and its shareholders were interested in become holders of a larger more diversified company. We were also favorably impressed with the operational skills of MAF management, and believed that not only could MAF expand its own product lines, but that MAF could be helpful in marketing our product in MAF distribution channels.

     The negotiations were conducted on an arms length basis, and each party was represented by separate counsel and separate investing banking and financial advisors. Pursuant to the transaction, which was a stock acquisition, we acquired all of the intellectual property comprising the MAF product lines. At the closing, MAF had work capital of $198,446, office furniture and equipment of $8,732, intellectual property of $414,229 and notes payable of $864,150.

Results of Operations For the Nine Months Ended September 30, 2002 Compared to 2001

Revenue. Our revenue is generated from the sale of nutritional products. Total revenue for the nine months ended September 30, 2002 was $105,378, an increase of $49,837, or 90%, from $55,541 in the same period one year ago. The majority of the increase in revenue was due to the Company commencing its operations in late January 2001 and acquiring the assets of Vital Living Inc., on May 7, 2001 thus there was no revenue or corresponding operating expenses during the period from inception through May 7, 2001. Additionally, the portion of the increase for nine month period ended September 30, 2002 compared to the same period a year was due to the introduction of the Company’s new product, Essentum™, which commenced in August of 2002. Total sales of Essentum were $41,824 from the date that it was introduced through September 30, 2002 including one large sale of $40,000 to China. There were no such sales of this product during the same period a year ago.

Cost of Goods Sold and Gross Profit. Cost of goods sold for the nine months ended September 30, 2002 was $55,483, a decrease of $227,963, or 80%, compared to $283,446 for the nine months ended September 30, 2001. The majority of the decrease was due to a write-off of inventory of $262,626 to reflect inventory at its net estimated realizable. All of the products that the Company sells have a limited life and at that time a write-off was necessary due to an oversupply of certain retail products that more likely than not would exceed their expiration dates before they could be sold. Cost of goods sold was further impacted by the lack of availability of certain high margin products (list product names or types) that the Company generally carries within its inventory of products held for sale resulting in lower overall profit margins. These high margin products were backordered and were not received into stock to accommodate sales volume demands. Cost of goods sold was also impacted in 2001 due to the Company commencing its operations in late January 2001 and acquiring the assets of Vital Living Inc., on May 7, 2001 thus there was no revenue or corresponding operating expenses during the period from inception through May 7, 2001.

Gross profit increased from (410)% for the nine months ended September 30, 2001 to 47% for the same period in 2002. The increase in gross profit percentage reflects the write-off of inventory during 2001, as referred above, offset by a lower profit margin in 2002 due to the lack of availability of certain high margin products, also referred to above. Excluding this one time write-off of inventory gross profit margin would have been 63% for the nine months ended September 30, 2001.

Administrative Expense. For the nine months ended September 30, 2002, administrative expense was $2,424,626, an increase of $1,904,511, or 366% compared to $520,115 for the same period last year. The increase for the nine months ended September 30, 2002 versus the same period in 2001 is primarily due to increased support and infrastructure costs, including personnel, consultants and other professionals associated with the development and launch of the Company’s new product Essentum™. Payroll and other labor costs increased to $740,252 for the nine months ended September 30, 2002 compared to $193,790 for the same period a year ago. The current year amount is comprised of $327,885 of salaries and benefits and $412,367 of contract labor costs. Since we acquired Vital Living Inc. during May 2001, a portion of the increase in payroll and other labor costs is attributable to having nine months of operations this period compared to only five months in 2001. Additionally, two new executives were added in October of 2001 and one executive was added in April of 2002. Consulting and professional fees increased to $1,067,402 compared to $9,246 for the same period a year ago. This increase was the result of entering into various consulting agreements with individuals to provide strategic business planning, product branding and marketing and product development services. These consultants were generally paid a portion of their services in cash with the majority of their compensation tied to performance which was paid for by the issuance of common stock, common stock options or warrants. Included within consulting and professional expense is $303,450 of expenses that was paid from the issuance of Common Stock, options and warrants. Office and equipment rent increased to $165,872 compared to $71,249 for the same period a year ago. This increase was due nine months of office and equipment rent in 2002 compared to only five months in 2001 which contributed approximately $67,000 of the overall increase. Selling and general and administrative expenses increased due to a general increase in selling and marketing activity. It is expected the administrative expenses will continue to be significant as the Company continues to expand its marking efforts of its Essentum product. Research and development (“R&D”) costs are expenses as they are incurred and totaled $356,108 for the nine months ended September 30, 2002 compared to $15,000 for the same period a year ago. Prior to 2002, the Company had not conducted a significant amount of R&D activities. During 2002, several consultants were engaged to assist in formulating and branding the new product Essentum. R&D expenses primarily consist of a portion of the salary of an employee, consulting and R&D related travel expenses. Included within R&D consulting is $186,092 of expenses that were paid by the issuance of common stock, options and warrants. The Company expects that R&D activities will continue to be incurred in the future and will include an anticipated clinical trial of its new product Essentum during mid 2003 which is estimated to cost between $100,000 and $250,000.

Net loss. The Company’s net loss for the nine months ended September 30, 2002 was $2,364,480 compared to a net loss of $748,020 during the same period last year, an increase of $1,616,460 or 216%. The increase in net loss was primarily the result of increased support and infrastructure costs, including personnel, consultants and other professionals associated with the anticipated launch of the Company’s new product Essentum™, as referred to above. During the nine months ended September 30, 2002, the Company continued to sell it existing retail product lines but sales are not sufficient to cover existing overhead and fund new product marketing efforts. It is expected that the Company will continue to incur losses while it transitions its product lines from its existing retail inventory of traditional supplements to its condition specific supplements (such as Essentum) and they gain acceptance in the market and become more widely distributed throughout our distribution network. There is no assurance that the sales of the Companies products will achieve volumes in quantities sufficient to sustain ongoing operations. Accordingly, the Company will continue to raise capital through the issuance of its common and/or preferred stock or debt instruments in order to maintain its existing business strategy.

Period from Inception (January 22, 2001) through December 31, 2001

Revenues. Revenues for the year ended December 31, 2001 were $90,291, which were the first revenues received by the Company since inception.

Cost of Sales. Cost of sales was $43,401, with a one-time inventory write down of $262,627, providing a gross loss of $215,737. All of the products that the Company sells have a limited life thus a write-down was necessary due to an oversupply of certain retail products that more likely than not would exceed their expiration dates before they could be sold. At September 30, 2001 the Company wrote its inventory down to the market value of the overall inventory. This was done because sales of the products were not as expected and the products were within six months of expiration.

Administrative Expenses. General and administrative expenses for the year ended December 31, 2001 were $827,175. General and administrative expenses was comprised of payroll and other labor costs of $232,173, consulting and professional expenses of $184,428 utilized to expand and support our infrastructure as well as selling and general and administrative expenses of $174,450 attributable to primarily normal administrative costs of conducting our operations and costs of maintaining our corporate office and related office equipment. The company also incurred $150,000 of organization expense when the Company was originally acquired and the organizational structure was put in place. This cost was expensed as incurred. R & D expenses were approximately $37,500 and were largely comprised of third party consulting expenses.

Net Loss. Net loss for the Company was $1,042,912 for the Period from Inception (January 22, 2001) through December 31, 2001. The net loss was primarily the result of support and infrastructure costs, including personnel, consultants and other professionals needed to exploit our business strategy, primarily the development and eventual launch of our new product Essentum™. During 2001 the Company continued to sell it existing retail product lines but sales were not sufficient to cover existing overhead and fund new product development and marketing efforts. It is expected that we will continue to incur losses while it transitions its product lines from its existing retail inventory of traditional supplements to its condition specific supplements offered through physicians. There is no assurance that the sales of our products will achieve volumes in quantities sufficient to sustain ongoing operations. Accordingly, we will continue to raise capital through the issuance of our Common Stock, preferred stock, or debt instruments in order to maintain its existing business strategy.

Liquidity and Capital Reserves

     Our financial statements have been prepared on a going concern basis, which assumes a certain level of Essentum™ sales, the continued growth of MAF’s business and the payment of our obligations as they come due. We have suffered losses from operations since inception and our ability to continue as a going concern is dependent upon obtaining future profitable operations. Although management believes that the aggregate proceeds of approximately $5.0 million from our two private offerings in 2002, together with funds from operations, will be sufficient to cover our anticipated cash requirements for at least six months, we will be required to seek additional capital to (i) retire the indebtedness assumed in the MAF acquisition pursuant to its terms and (ii) fund operations at current levels and future growth and expansion if sales of Essentum™ and the existing products from MAF do not increase. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors.

     Over the next few quarters the Company anticipates several material capital expenditures to be made. The first is an upgrade of its database management/business software and hardware. As of September 30, 2002, we have expended approximately $50,000 on our upgrade of our management/business software and hardware and expect future expenditures to be $25,000 to upgrade existing hardware. Additionally, the Company has expressed an interest in conducting a double blinded, placebo, multi arm study to validate and publish the results of the Essentum™ product as it reduces cardiovascular disease risk factors. Management currently estimates the cost of clinical trials to be between $100,000 and $150,000, however, anticipated clinical costs are extremely hard to estimate and are variable based upon numerous conditions. There can be no assurance that the clinical trials will fall within this range, will be successful or that the Company will conduct such tests. If the Company does conduct clinical trials, funds will come from a combination of cash on hand and anticipated funds received from the private placement of its securities.

     In connection with the MAF Acquisition, we provided a guaranty of approximately (i) $270,000 of MAF debt which was incurred in connection with MAF’s acquisition in early 2002 of Boulder Endurance Co., Inc. We also guaranteed a loan obligation of MAF of $650,000, which amount relates to a loan facility from Commerce Bank NA of Flemington, NJ. This obligation, which bears interest at the rate of 6.75% and matures in 2008, is 75% guaranteed by the U.S. Small Business Administration.

     To the extent that there are cash flow shortages, the Company intends to finance its operations through the sale of equity securities, including private sales of common and preferred stock. On June 21, 2002, Vital Living completed a private placement offering of 3,712,000 shares of 10% Series A Preferred Stock at $1.00 per share resulting in cash proceeds of $3,593,807, net of expenses of $118,193. The Preferred Stock was sold directly by the Company to accredited investors and no commissions were paid on any funds raised. It is anticipated that the Company will, from time to time, seek financing from the private placement of our common and /or preferred stock until such time as the Company generates sufficient revenues from its operations to cover operating expenses. We have suffered losses from operations during our operating history and our ability to continue as a going concern is dependent upon obtaining future profitable operations. Accordingly, no assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to our shareholders.

     Concurrently with the closing of the MAF Acquisition, we completed the initial placement of 18.678 Units, each Unit consisting of 70,000 shares of Common Stock, five year warrants to acquire a 70,000 shares of Common Stock, such warrants at an exercise price of $1.65 per share (the “Series B Warrants”) and five year warrants to acquire 70,000 shares of Common Stock at an exercise price of $2.14 per share (the “Series C Warrants”). The total proceeds raised in the initial closing of the offering, was $1,307,500, and $50,000 was raised in a subsequent closing, or an additional .858 units.

     The aggregate number of shares of Common Stock issued in all of the closings was 1,367,500 shares. A like number of Series B Warrants and Series C Warrants were also issued. The Company has an obligation to register the shares of Common Stock issued in connection with the private placement, as well as the shares which may be issued upon exercise of the Series B Warrants and Series C Warrants, within 90 days from the closing, subject to extension in certain events.

     In the event the Company is unable to generate capital from loans, the sales of our common or preferred stock, or revenues, the Company will be forced to curtail or cease operations until additional capital is available.

BUSINESS

Introduction

     Our business plan is to market condition specific supplements formulated by physicians for distribution through physicians, as an integral part of patient treatment protocols. Specifically, we intend to market products in the medical foods category of nutritional products in order to address the distinctive nutritional requirements of people with particular diseases under medical supervision. Medical foods as defined in section 5(b) of the Orphan Drug Act (21 U.S.C. 360ee(b)(S)). A medical food is a food which is formulated to be consumed or administered internally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. Our strategy is to target major health issues affecting large segments of the population, and with our physician partners, design and market medical food supplements which are intended to be incorporated into a prescribed and/or recommended health regimen recommended by physicians, complementing and not contraindicated for existing pharmaceutical therapy. Our products do not currently require regulatory approval.

     Studies published in the Data Digest of the AARP Public Policy Institute and the Nutrition Business Institute indicate that while American consumers spend over $18.0 billion dollars a year on nutritional supplements, most of that spending is self-directed and not specifically recommended by physicians. Today, there is an increasingly persuasive body of evidence showing the efficacy of nutritional supplements and how important they can be in promoting better health. Our strategy is to develop optimal formulations of medical food supplements based on the best scientific evidence available for condition specific patient populations, so that physicians can recommend these products to their patients with confidence that the products are evidence-based and developed to work synergistically with their standard patient treatment protocols.

     Having medical food supplements prescribed and/or recommended by physicians, we will be creating a new and distinct market and marketing approach for medical food supplements. Our marketing strategy will be uniquely distinct from current distribution patterns which largely consist of products formulated to reach established retail price points rather than providing functional levels of active ingredients. These products are formulated for the general public and do not take into account condition specific diseases and may contraindicate with physician prescribed and/or recommended pharmaceuticals.

Business Plan

     Our business strategy capitalizes on the growing patient interest in and use of nutritional supplements to augment their traditional health care protocols. Physicians largely have been unable to respond to this trend, or to their patients’ questions on the subject matter, due to the lack of education about nutritional supplements and a lack of substantiation of nutritional supplements’ safety and efficacy. We intend to provide nutritional products that physicians can confidently recommend to their patients.

     According to the Nutrition Business Journal Supplement Business Report 2001, the U.S. nutritional supplement market alone has grown from nearly $6.0 billion in 1990 to more than $18.0 billion in 2000. Including functional (or health orientated) foods, personal care and organic foods total spending increased to $48.2 billion. Most sales have occurred through independent health food stores and health food chains, mail order and Internet sites and mass-market food and drug outlets. Use of vitamins, minerals, herbs and other supplements is at an all-time high as consumers seek nutritional products to improve their general health, increase their longevity and enhance the overall quality of their lives. Seventy percent of adult Americans use nutritional supplements, with thirty four percent of the population identifying themselves as regular consumers.

     There is a substantial and growing body of evidence showing that specific nutritional programs and properly formulated nutritional supplements have a significant positive impact on patient health. For example, the large, placebo-controlled, randomized GISSI Prevention trial (GISSI-Prevenzione Investigators, 1999) demonstrated that “at risk” participants (i.e., patients who have conditions such as obesity, high cholesterol or family history, which would indicate that they have a high tendency to suffer from cardiovascular disease) taking one gram daily of omega-3 fish oil supplements had, over a three and one-half year period, a fourteen percent reduction in total deaths and a seventeen percent reduction in cardiovascular deaths. Omega-3 fatty acids are DHA & EPA (docosahexaenoic acid and eicosapentaenoic acid) which are contained in fish oil and commonly sold as supplements. There are also numerous supplements that have demonstrated healthful benefits in properly designed and controlled clinical trials. Examples include:

1.	Omega-3 fatty acid supplements reduce cardiovascular disease risk;

2.	B vitamins for lowering elevated homocysteine and promoting cardiovascular health;

3.	Plant sterols (phylochemeds which inhibit cholesterol formation) for lowering LDL (1000 density lipoprotein, or so called “bad” cholesterol) cholesterol and total blood lipids; and

4.	Niacin (or Vitamin B3) promotes healthy HDL (high density lipoprotein, or so called “good” cholesterol ) cholesterol levels.

     Despite such growth, one of the main areas of future growth of nutritional supplements, and medical foods and one of the most coveted is the physician market. The pharmaceutical model (i.e., where doctors write prescriptions which are fulfilled by third party pharmacies) is not only the strongest and most profitable segment treatment for drug therapies, it has also long been an opponent of the nutrition model due to lack of knowledge and scientific evidence.

     Historically, traditional medical doctors have not embraced nutritional supplements for three reasons: First, they have regarded them as unproven and lacking in scientific support. Second, they have been put off by the nutritional supplement industry’s often-excessive hyperbole. Third, the business model requiring physicians to carry inventory and to act as salespersons has not been well received.

We have addressed these concerns by:

1.	utilizing clinically proven ingredients in our condition-specific formulations;

2.	assembling a panel of thought-leading physicians in cardiovascular treatment and prevention to build consensus and endorse the creation of integrated treatment protocols;

3.	creating a business model similar to the established pharmaceutical industry distribution model; and

4.	providing patient educational tools, logistical and fulfillment support, thereby removing the need for physicians to stock inventory and act as salespersons.

     We also intend to provide a lifestyle program which will include a persistence and compliance component addressing ongoing participation in the comprehensive diet and activity program and behavior modification program. The program will be packaged in an attractive, patient-friendly presentation that will include an organizational planner outlining the program; a welcome message from Dr. Diethrich introducing the patient to the program; and collateral materials. The program will also include, subject to an increase in our staffing, active outreach by our staff, whereby nurse practitioners and other skilled staff will contact participants by telephone to answer questions and provide motivational support. It is also anticipated that an interactive website will be available for patient questions, education and other activities that bond the patient to the program.

Initial Product and Marketing Strategy

     Our first target market is cardiovascular health. Cardiovascular disease affects 60 million Americans and is the leading cause of death in the U.S. The American Heart Association estimates that 100 million Americans could benefit from improved dietary and exercise regimens to reduce their risk of heart attack. To address this market, we signed an agreement with AHI , an affiliate of publicly held MedCath Corporation, which is a leading company in the design, development and operation of specialized heart hospitals in partnership with cardiologists and cardiovascular surgeons.

     Pursuant to the terms of the AHI Agreement, we intend to market Essentum™ for cardiovascular health through AHI and its 15 affiliated heart institutes. AHI and its affiliates serve between 22,000 and 25,000 new patients a year and have a database of over 150,000 heart patients. Working with Edward B. Diethrich, M.D., founder of AHI, we have developed a comprehensive program incorporating medical food supplements that AHI physicians will recommend and or prescribe to its new patients. The key to implementation of our business model will be the introduction of a physician-directed medical food supplement regimen that complements commonly prescribed pharmaceuticals used for cardiovascular disease.

     The efficacy of the product is being conducted with the Phoenix Fire Department with internal review being conducted by Banner Health. We are paying for the study which is schedule to be completed in the first half of 2003. This will be the first double blind, clinical study to be initiated by us on any of the products we currently market. In connection with our clinical trial, we are collaborating with Michael Davidson, M.D., a board-certified cardiologist, who is the Executive Medical Director of Protocare Trials, CEO of the Chicago Center for Clinical Research and Director of the Preventive Cardiology Center at Rush-Presbyterian-St. Luke’s Medical Center. This collaboration is expected to yield scientifically-based, proprietary medical food supplement formulations that will address cardiovascular health. Many of these medical food supplement formulations will be subject to third party clinical trials determine their efficacy.

     Under the AHI Agreement, which commenced in August 2001 and has a term of three years, they have agreed to act in the capacity of a strategic partner in the distribution of our nutraceutical products, and they have agreed not to promote or endorse any other line of nutritional products. Additionally, they will provide a marketing platform for the sale of our nutritional products by assisting in clinical trials, providing the AHI logo on our products and providing AHI’s existing database, in addition to other assistance such as introductions to competitive heart institutes.

     AHI, in addition to certain options described below will receive a 12% royalty on net revenue on sales to AHI patients, and 6% on net revenues from competitive heart institutes. In addition to the royalty consideration, AHI has received options to purchase 1,000,000 shares of our Common Stock at $0.35 per share, subject to a vesting schedule. 600,000 options to vest upon AHI agreeing to the logo material; 200,000 options will vest when gross aggregate sales of AHI and their affiliated clinics equal $1.0 million; an additional 200,000 options will vest when aggregate gross aggregate sales equal $1.5 million. All shares issued upon exercise of these options will be restricted securities under Rule 144 and may not be sold until one year has passed from the exercise of the option.

     AHI began the distribution of Essentum™ in August 2002 and we are working with AHI to more effectively market and distribute our product among its physician network. In an effort to broaden our marketing base, we entered into an agreement with National Provider Network, a subsidiary of Medical Resource, Inc., based in Marlton, N.J., effective September 30th 2002. National Provider Network and its affiliates operate a preferred provider network which consists of approximately 300,000 physicians and 30,000 participating ancillary facilities and hospitals. Pursuant to the terms of the agreement, National Provider Network will actively market and distribute Essentum™ while we will be solely responsible for manufacturing Essentum™. The Agreement will continue for three years from its effective date, and will automatically renew for additional one-year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term. We are charging the Network a wholesale price, which is changeable upon 180 days written notice. To date, there have been no significant revenue as a result of this agreement.

     We have also entered into an agreement effective as of February 3, 2003, with CHG Allied, Inc. (“CHGA”), a discount health care provider. CHGA operates a network of chiropractic, acupuncture, physical therapy and clinics, as well as a full service general insurance agency. Pursuant to the terms of the agreement, CHGA has agreed to market our products at a slight discount to the suggested retail price. CHGA, at its own expenses, will include a category and description of our products. In return, we will pay CHGA a 20% commission on all accepted orders.

     We currently intend, subject to adequate financing and the commercial acceptance of Essentum™, to develop similar regimens with physicians to address other major health concerns, such as menopause, cancer, diabetes and obesity.

     Details of the AHI Program: Nationwide Launch

     We have fulfilled our milestone marker contractual commitments with AHI allowing us access to AHI’s complete database, including both existing and new patients. The AHI Agreement provides that they will incorporate our medical food supplements into its recommended healthy heart protocol and will collaborate with us to ensure high penetration and compliance rates. It is our intention, following the completion of the clinical trial, in June 2003, that we will introduce, on a nationwide basis, our medical food supplement regimen for cardiovascular health at the 18th International Congress on Endovascular Interventions, hosted by Dr. Diethrich and AHI in Phoenix in February 2004. This event is one of the most highly regarded and well-attended symposia of its kind, attracting more than 2,500 cardiovascular specialists, including cardiologists, cardiovascular surgeons, cardiovascular institutes and others from around the world. This event has also been a venue for the introduction of many scientific and medical breakthroughs in the treatment and prevention of cardiovascular disease that have been successfully launched.

     International Launch of the Cardiovascular Health Regimen

     We have also entered into a five-year distribution agreement (the “AHIHK Agreement”) with AHI Hong Kong, Ltd., (“AHIHK”), an affiliate of AHI, to market our cardiovascular medical food supplements regimen in China. According to an article published by the Wall Street Journal, 30% of adult Chinese are at risk to have cardiovascular disease through either high blood pressure or elevated cholesterol levels, and an additional four million new cases are reported each year. AHIHK currently supplies products and equipment to treat cardiovascular disease to Chinese physicians, hospitals and clinics, and is collaborating with the Chinese government to build the first American-style heart hospital, which is scheduled to open in 2003 in Beijing.

     Under the terms of AHIHK Agreement, AHI Management Hong Kong is to act in the capacity of an exclusive distributor of Vital Living’s products in China, Taiwan, and Hong Kong. The products will be purchased by AHI Management Hong Kong for a price 30% over Vital Living’s cost. In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1,000,000 shares of Vital Living stock at $0.35 per share, subject to a vesting schedule. 300,000 options vested on August 21, 2001, the date of the agreement, however the shares are subject to recall by Vital Living if gross aggregate sales of the Products does not equal or exceed $2.0 million within the first 30 months. An additional 100,000 options will vest when gross aggregate sales equal $5.0 million; an additional 200,000 options will vest when gross aggregate sales equal $8.0 million; an additional 200,000 options will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 options will vest when gross aggregate sales reach or exceed $15.0 million. All shares issued under the option vesting above are restricted securities and may not be sold for a one year period after the exercise of the option.

     For a description of AHIHK remuneration, see “Stock Option Plans” and “Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board.”

     We continue to explore other possibilities with regard to the distribution of our products in other countries, and we will evaluate the regulatory and distribution structures in Europe, Asia and other major countries to determine the best way to distribute our cardiovascular health regimen in those markets.

Manufacturing and Inventory of Essentum™.

     The principal raw materials used in the manufacture of our medical food supplements are natural ingredients purchased from manufacturers primarily in the U.S., with certain materials imported from other countries. These raw materials are purchased by us directly, which together with our suppliers, maintain the responsibility for documenting all certificates of analysis for the materials in accordance with Good Manufacturing Practices (“GMP”) and guidelines. The raw materials are sent directly to our manufacturers for milling and other fabrication. We believe that the materials purchased from suppliers are readily available from numerous sources and that the loss of these suppliers would not adversely affect our operations.

     Our Essentum™ products are manufactured by Arizona Nutrional Supplements (“ANS”) of Chandler, Arizona. Should they prove inadequate, we believe that other manufacturers can be located either locally or in other parts of the country. We continually receive a majority of the raw materials for this product from Deguse BioAction, located in Champaign, Illinois. Other raw ingredients necessary for the formulation of Essentum™ are currently secured for us by ANS.

MAF Marketing and Sales

     Our November acquisition of MAF has brought a number of new, complimentary products to us. MAF’s current products, and the status of their development, are as follows:

Nutraceuticals: Containing all-natural and certified organic food based ingredients designed for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, our products have been formulated under the brand name Nature’s Dose™. The first two products in this line are Anti-Inflammatory Complex, EPA Formula and Anti-Inflammatory Complex, Flax Formula, both of which have received patent-pending status and are currently being marketed.

Functional foods and beverages: All-natural nutrition bars are unlike virtually every other nutrition or energy bar on the market, based on the combination of four unique and discriminating characteristics: (1) their all-natural ingredient profile, (2) their all-natural nutritional profile, (3) their macronutrient balance (the ratio of carbohydrate, protein and healthy dietary fat) and (4) their specific and effective therapeutic purpose. MAF’s all-natural protein beverage powders demonstrate similar uniqueness.

     In early 2002, MAF acquired certain assets of Boulder Endurance Co., Inc., (“Boulder”) of San Diego, CA, a functional food company with sales of $866,000 in 2001. Boulder formulates and markets a certified vegan all-natural nutritional food bar in five flavors. The addition of this nationally recognized brand to our current product line of all-natural and organic nutritional food bars provides us with immediate, low-cost access to national retail distribution through an extensive and well-established distribution network. This network consists of fifteen of the top distribution companies and approximately 35 brokers representing nine of the leading national natural-product brokerage firms.

     Over the past three years, MAF has developed three channels of distribution, including national retail, (shelf presence in all major natural product food stores and some grocery), consumer direct, (Internet and Inbound telephone sales) and direct to health care practitioners. In so doing, MAF has developed a brand awareness among consumers and healthcare professionals.

     MAF products are distributed by most nutritional distributors, including United Natural Foods and Tree of Life, who we believe are the two largest distribution entities in the nutraceutical industry. We do not have written agreements with any of these entities, each of which acquires products from us on a purchase order basis.

Manufacturing and Inventory

     Similar to Essentum™, the principal raw materials used in the manufacture of MAF products are purchased from manufacturers primarily in the U.S., following the same GMP procedures. Similar to Essentum™, we are not party to any long term production agreement for any MAF products and are utilizing a variety of manufacturers. Dr. Phil’s Bars and Alma Bars are manufactured by Creative Energy Foods, LLC of Oakland, California, while Phil’s Sticks are manufactured by Boristron International of Burlington, Vermont. Boulder Bars are manufactured by The Hain Celestial Group of Hartford, Connecticut. Our Infla-min™ supplements are manufactured by Captek Softgel International of Cerritos, California and our Road Runner Power is manufactured by Nutri Sport Pharmacal Inc., of Franklin, New Jersey

Products In Development .

     We currently are not developing any new products for distribution through the medical channel. With respect to the CAM channel, MAF will be introducing Infla-min™, an inflammatory dietary supplement (an existing product which is being re-marketed under this name for the CAM market), at the beginning of the second quarter of this year. With respect to the MAF health foods distributed at retail, MAF is developing an organic Boulder Bar which will be released in the second quarter of this year, as well as a new line of supplements launched under the Boulder Bar Organic label.

     None of the products described above are subject to regulatory review or clinical trials.

     Additional products which MAF is developing for release in the second half of fiscal 2003 or early 2004 are as follows:

Phase II Releases (Preventative Therapeutic class): Certified Organic Vitamin C Complex, Certified Organic Vitamin E Complex, Certified Organic Immune Deficiency Formula, Certified Organic Symbiotic Plus (digestive), Certified Organic Diet Support (multi-vitamin), Certified Organic Heart Support Formula, and Certified Organic Skin Support Formula. These will be marketed under both the Boulder Bar label for retail, and under “Nature’s Dose” for the CAM and direct market.

     None of these products are subject to regulator review from the FDA. Approximately $100,000 to $150,000 will be spent for the R&D for these products. Additional amounts may be spent for clinical trials, although these trials are not required for certification.

Scientific Advisory Board

     All products are formulated under the direction of our Scientific Advisory Board, which was established in 2001, and that includes, among others, PhDs and MDs. The Scientific Advisory Board reviews all formulations and insures that only credible, clinically proven ingredients at the dosage levels proven to work and accredited via credible clinical trials are used by us.

     Included on the Scientific Advisory Board are Michael Davidson, M.D., Chairman, Thomas G. Allison, Ph.D., Edward B. Diethrich, M.D., Ronald Krauss, M.D., David J. Maron, M.D., Dennis Sprecher, M.D., Harold A. Stein, M.D., John Sutherland, M.D., and Howard B. Wernick, M.D. The Scientific Advisory Board meets on an as needed basis, however generally not less than every 6 months. The backgrounds of the members of the Scientific Advisory Board are set forth below.

     Michael Davidson, M.D., Chairman, a board-certified cardiologist and Chairman of our Scientific Advisory Board, is the Executive Medical Director of Protocare Trials and CEO of the Chicago Center for Clinical Research. He is also an associate professor in the Department of Medicine and Director of the Preventive Cardiology Center at Rush-Presbyterian-St. Luke’s Medical Center, where he directs the multiple risk factor reduction lipid clinic. As a prolific author and lecturer on lipid disorders, nutrition, and arteriosclerosis, Dr. Davidson has coordinated over 500 clinical trials in areas of preventive cardiology and has published more than 100 articles in medical journals, including the Journal of the American Medical Association, the Journal of the American College of Cardiology, Circulation, and Arteriosclerosis. Dr. Davidson is a fellow of the American College of Cardiology and the American College of Chest Physicians. He holds a medical degree from Ohio State University in Columbus and has completed a cardiology fellowship at Rush-Presbyterian-St. Luke’s Medical Center in Chicago.

     Thomas G. Allison, Ph.D., an Associate Professor in Medicine at the Mayo Medical School, and Consultant in Cardiovascular Diseases and Internal Medicine at the Mayo Clinic, has more than 30 years experience in cardiac health and sports medicine. A graduate of Princeton University, Dr. Allison received his Ph.D. in Exercise Physiology from the University of Pittsburgh. He is a member of the American Heart Association’s Council on Nutrition, Physical Activity, and Metabolism, and a member of the American College of Sports Medicine, where he is certified as a Preventative/ Rehabilitative Program Director. Prior to joining the Mayo Medical School, Dr. Allison served in various positions at the Wheeling Hospital, Wheeling, WV, including Director of the Cardiac Center, Director of the Wellness Center, and Executive Director of Corporate Health Services. Previously, Dr. Allison served in various teaching positions, including the University of Pittsburgh and the Diocese of Pittsburgh. Additionally, Dr. Allison has previously won the Secretary’s Award for Health Promotion, U.S. Department of Health and Human Services, and published many articles on cardiovascular health and rehabilitation.

     Edward B. Diethrich, M.D., an internationally renowned cardiovascular surgeon who has been practicing for more than 30 years in Phoenix, AZ, is regarded as one of the world’s pioneers in noninvasive heart disease diagnosis and innovative cardiovascular and intraluminal treatment modalities. In 1971, Dr. Diethrich founded the Arizona Heart Institute (“AHI”), the nation’s first freestanding outpatient clinic devoted solely to the prevention, detection, and treatment of heart and blood vessel diseases. As Medical Director and Chief of Cardiovascular Surgery for AHI, Dr. Diethrich has drawn on his foresight and dynamic pioneering spirit to lead both AHI and its research foundation to levels of prominence in the international medical community. Dr. Diethrich also heads Cardiovascular Services at the Arizona Heart Hospital (“AHH”) where he is Medical Director and Chief of Cardiovascular Surgery. AHH, Dr. Diethrich performs state-of-the-art endovascular procedures using the very latest in intraluminal devices, many of which he helped design and test in clinical trials.

     Ronald M. Krauss, M.D., is Senior Scientist and Head of the Department of Molecular Medicine at the Lawrence Berkeley National Laboratory, and Adjunct Professor in the Department of Nutritional Sciences, University of California at Berkeley. He received his undergraduate and medical degrees from Harvard University with honors and served his internship and residency on the Harvard Medical Service of Boston City Hospital. Dr. Krauss then joined the staff of the National Heart and Lung Institute in Bethesda, Maryland, first as Clinical Associate and then as Senior Investigator in the Molecular Disease Branch. He has since held numerous appointments as Director or Head of various research programs, primarily at the Lawrence Berkeley National Laboratory of the University of California, Berkeley, and has received numerous research awards. His research involves studies of genetic, dietary, and hormonal effects on plasma lipoproteins and coronary disease risk. Dr. Krauss is board-certified in internal medicine, endocrinology and metabolism, and is a member of several societies, including the American Society for Clinical Investigation, the American Federation for Clinical Research, and the Federation of American Societies for Experimental Biology. He is on the editorial board of Current Opinion in Lipidology, Current Opinion in Endocrinology and Metabolism, the Journal of Lipid Research, Preventive Cardiology, and other journals, and has provided reviews for numerous journals. Dr. Krauss is actively involved with the American Heart Association, having served as Chairman of the Nutrition Committee and presiding on various boards and committees.

David Joel Maron, M.D., a board-certified cardiologist, is an assistant professor of Medicine at Vanderbilt University School of Medicine. He founded the Vanderbilt Heart Disease Prevention Program, a multiple risk factor reduction clinic and is also Co-Founder and Chief Medical Officer of Cardiovascular Services of America, Inc. Dr. Maron was an undergraduate at Stanford University and holds a medical degree from the University of Southern California. He completed internal medicine training at UCLA and completed a cardiology fellowship at Stanford University. Dr. Maron was a research fellow in cardiovascular disease prevention at the Stanford Center for Research in Disease Prevention, and was a Robert Wood Johnson Clinical Scholar. He served as director of the Preventive Medicine and Preventive Cardiology Clinics at Stanford University Medical Center prior to joining the faculty at Vanderbilt University to become Director of Preventive Cardiology. Dr. Maron’s clinical research background encompasses pharmaceutical, nutraceutical, and lifestyle clinical trials. His research interest is in cholesterol and the prevention of heart disease. He has written numerous original research articles, review articles and book chapters. His work has been published in the Journal of the American Medical Association, Circulation, and the American Journal of Cardiology. Dr. Maron is a member of the Alpha Omega Alpha society and is a fellow of the American Heart Association Council on Epidemiology and the American College of Cardiology.

Dennis Sprecher, M.D., joined the Cleveland Clinic Heart Center in 1995 as section head of the Preventive Cardiology Program. Prior to coming to the Cleveland Clinic, his most recent positions included section head of preventive cardiology at the University of Cincinnati Hospital and director of the Children’s Hospital Lipid Clinic in Cincinnati. Dr. Sprecher is board-certified in internal medicine and in the subspecialty of cardiovascular disease. He is a Fellow of the American College of Physicians, and is a member of the American Society of Human Genetics, the American Association for the Advancement of Science, and the American Heart Association, among others. Dr. Sprecher is a prolific lecturer and author, and has received support grants and contracts for many research projects. His specialty and research interests include lipid disorders and cardiovascular genetic analysis. He spent five years at the National Institutes of Health as a senior research fellow where he received his formal training in lipoprotein metabolism and biochemical/genetic research. Dr. Sprecher graduated from the Boston University School of Medicine in 1978. He completed his internship and residency in internal medicine at the Michael Reese Hospital, Chicago, Illinois, and his cardiology fellowship at Duke University, Durham, North Carolina.

Harold Stein, M.D., graduated from medical school in 1953. After completing an internship at Mount Sinai Hospital in Toronto, he received a fellowship to study ophthalmology and ophthalmic surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Stein is the author and/or co-author of several textbooks. He is on the editorial board of several international ophthalmic journals.

John A. Sutherland, M.D., Noninvasive Cardiologist, Medical Director of ECP Program at the Arizona Heart Institute. Dr. Sutherland joined the Arizona Heart Institute in 1998 after practicing cardiology for 20 years in Augusta, Maine. Dr. Sutherland earned his undergraduate degree from Harvard College in Massachusetts and received his medical degree from the University of Michigan Medical School. He went on to complete his internal medicine residency at Miriam Hospital in Providence, Rhode Island and his cardiology fellowship at Miriam Hospital. Dr. Sutherland is a member of the American College of Cardiology. He is board-certified in internal medicine and cardiology. Dr. Sutherland offers outpatient and inpatient services at the main Arizona Heart Institute located in central Phoenix, Arizona.

Howard Wernick, M.D., graduated from the University of Toronto Medical School in 1958 and has been a family practice doctor for the past 40 years. Dr. Wernick was the former Chief of Staff of the Tempe St. Luke Hospital. Dr. Wernick is a member of the American Academy of Anti-Aging Medicine, Arizona Medical Association, Maricopa County Medical Society, Ontario Medical Association and the American Medical Association. Dr. Wernick is also author of “Seven Silver Bullets, A Consumer’s Guide to Vital Health & Longevity.”

     For a description of the compensation arrangements with the members of the Scientific Advisory Board, see “Stock Option Plans” and “Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board” located elsewhere in this Prospectus.

Insurance

     We maintain insurance with General Southwest Insurance, insuring us under a General Liability policy of insurance. We maintain a liability insurance program through F.S. Morgan & Company Insurance Services, Inc., with policy limits of and $1.0 million per occurrence and $2.0 million in the aggregate for both us and MAF, combined. Additionally, we maintain a Directors and Officers liability policy.

Quality Control

     Finished products will be produced and delivered from our manufacturers, which maintain modern quality control laboratories and testing facilities. It is our intent to pay only for the actual milling of the product and its subsequent packaging. When products are ready for packaging, automated equipment counts the tablets and capsules, inserts them into packets which are packed in a convenient dispensing box, which is protected by a tamper-resistant outer safety seal. All of this is done by our manufacturer according to current GMP.

Government Regulation

     The processing, formulation, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the U.S. Environmental Protection Agency. These activities may also regulated by various agencies of the states and localities in which our products are sold. We are not currently marketing out products outside of the United States

     Depending on the type of product, our nutraceuticals will be classified as either medical foods or food supplements, both of which are regulated as described above. Medical foods provide nutrients for specific needs, while food supplements address support functions but not specific diseases.

     The Dietary Supplemental Health and Education Act (“DSHEA”) recognizes the importance of good nutrition and the availability of safe dietary supplements in preventive health care. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements and herbs, as a new category of food, separate from conventional food. Under DSHEA, the FDA is generally prohibited from regulating such dietary supplements as food additives or drugs. It requires the FDA to regulate dietary supplements so as to guarantee consumer access to beneficial dietary supplements, allowing truthful and proven claims. Generally, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. However, new dietary ingredients (those not used in dietary supplements marketed before October 15, 1994) require pre-market submission to the FDA of evidence of a history of their safe use, or other evidence establishing that they are reasonably expected to be safe. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient that we may decide to use, and the FDA’s refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring FDA pre-approval based on newly conducted, costly safety testing. Also, while DSHEA authorizes the use of statements of nutritional support in the labeling of dietary supplements, the FDA is required to be notified of such statements, and there can be no assurance that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or re-labeling to delete such statements.

     DSHEA also authorizes the FDA to promulgate the GMP guidelines for dietary supplements, which would require special quality controls for the manufacture, packaging, storage and distribution of supplements. We will contractually require that any independent third party manufacturers doing business with us comply with all existing or to be promulgated regulations. DSHEA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. Such rules, which were issued on September 23, 1997, entail specific requirements relative to the labeling of our dietary supplements. The rules also require additional record keeping and claim substantiation, reformulation, or discontinuance of certain products, which would be a material expense to the Company.

     This governmental oversight is fundamentally important to the overall growth and longevity of the dietary supplement market. Not only does regulation increase product quality, efficacy and safety, it also heightens the playing field against unscrupulous manufactures that cut corners by failing to meet label claims for active ingredients, substitute inferior and dated raw materials and manufacture in facilities that can put public health at risk. We cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our business activities, or what the effect of any such legislation or regulations on our business would be.

Trademarks and Patents

     We own numerous trademarks registered with the U.S. Patent and Trademark Office and with agencies in certain other major jurisdictions of the world. Federally registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks. We believe that our registered and unregistered trademarks and other proprietary rights are valuable assets and we believe that they have significant value in the marketing of its products. We intend to vigorously protect our trademarks against infringement.

     Of equal importance to the Company are our anticipated distribution channels, including the existing agreement with AHI. By partnering with physician groups, we hope to distinguish our products and approach from other competitors who are not currently accessing the traditional medical distribution channel.

Research and Development

     Our efforts are focused primarily on developing, testing and scientifically substantiating the efficacy of new products in response to what we perceive is a need in the traditional medical distribution channel to complement existing disease specific states that are currently treated surgically and or with medications. Since inception, we have expended approximately $548,000 on research and development for our products. Our staff also intends to continually reformulate existing products in response to new clinical and or scientific literature. Our existing retail supplements are proven products that require no further testing to be saleable. New condition specific products that we are producing are assembled by designated manufactures utilizing proven ingredients that were not developed by the Company and are uniquely blended to our specifications.

     We believe that flexibility and innovation with respect to new products are crucial factors in being able to produce the most effective and efficacious products that physicians will be willing to prescribe for their patients for specific disease specific conditions, and remaining competitive for market share in the field of nutritional supplements. By monitoring market trends and by avoiding short-lived “fad” items, we will attempt to anticipate significant physician demand for certain types of products. Assuming the successful launching of our first cardiovascular product, we intend, subject to sufficient financing and the willingness of strategic partners, to develop high-quality new products on an ongoing basis. Maintaining flexibility is intended to enable us to capitalize on emerging sciences relative to nutritional products, as well as shifts in patient needs.

Real Property

     MAF’s corporate headquarters, administration and shipping operations are located in approximately 3,500 square feet of leased office space in a commercial building in Boonton, NJ. The current lease runs until February 2003, at which time MAF anticipates it will move to larger facilities in the vicinity. The current lease payments are $2,200 per month. The current facility has shipping and receiving capabilities, including the capacity for large tractor-trailer deliveries of MAF products.

     We maintain our executive offices at 5080 North 40th Street, Suite 105, Phoenix, Arizona 85018-2147 where we have approximately 4,722 square feet of leased office space consisting of executive offices, storage space, mailroom space, and kitchen. Included in the lease is miscellaneous office equipment such as telephone equipment, copiers, office furniture.

     The product is not shipped from this facility but instead is warehoused at local facilities while pending shipping to the customer from third party fulfillment houses that are contracted out by the Company. In management’s opinion, the offices and related facilities are more than adequate for our current operations and should provide enough space through Fiscal Year 2003.

Competition

     Although we believe that we are the first company to explore the medial distribution channel for the distribution of nutraceuticals and other medical foods as part of a patient protocol, we may, in the future, compete with more heavily advertised national brands, which are manufactured by large pharmaceutical companies. Although all of these competitors are substantially larger than the Company and have greater financial resources, the Company believes that it will be able to compete favorably with the vitamin and nutritional supplement companies primarily based upon our first to market, direct distribution approach through physicians desirable of having a nutritional line of products to supplement the medical aspects of their practice. See “Risk Factors – If We Are Unable to Compete Effectively with Existing or New Competitors, Our Existing Business will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented”.

     In the future, we may also experience competition from direct mail vitamin companies, as well as national vitamin and health store chains like General Nutrition or Great Earth Vitamins.

Employees

     We currently have five full time employees located at our headquarters in Phoenix, Arizona and seven at our offices in Boonton, New Jersey. We do not anticipate any material increase in our number of employees unless (i) we effectuate a material acquisition or (ii) there is a significant increase in sales. None of our employees are subject to any collective bargaining agreements and we believe our relationship with our employees is satisfactory, and we do not anticipate any significant changes in the overall number of our employees. Our key management has entered into employment agreements. See “Executive Compensation.”

     Our personnel structure can be divided into three broad categories: management/professional, administrative, and project personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work load demands. Our Chief Executive Officer handles our overall business strategies and long-range operational strategies, strategic planning, financial functions, and sales and strategic initiatives. Additionally, we have an administrative assistant who assists the officers of the Company in day-to-day activities, and we have one sales person involved in establishing sales contacts for the Company. It is anticipated that as our business grows, we will hire additional executives.

MANAGEMENT

Directors and Executive Officers

     As a condition to closing the MAF Acquisition, which was effectuated as of November 20, 2002, we entered into a new three year employment contract with William Coppel, who will serve as President and COO. We also amended and restated Stuart Benson’s employment agreement, who will also serve as our Vice Chairman of the Board of Directors in addition to serving as Executive Vice President, Secretary and Treasury. Brad Edson, our Chairman also entered into an amendment to his employment contract providing for an additional year of service. We also entered into a Voting Agreement with Brad Edson, Leslie Quick, Thomas Quick, William Coppel and certain other shareholders which obligates those individuals to vote certain members to the Board of Directors.

     Effective as of the closing of the MAF Acquisition, our directors and executive officers, together with their respective ages and positions, are as follows:

Name	Position	Age

Bradley D. Edson	Chief Executive Officer and Chairman of the Board	43
William Coppel	President and Chief Operating Officer, Director	47
Stuart A. Benson	Executive Vice President, Secretary and Treasurer;Vice Chairman of the Board	48
Eric Anderson	Vice President — Business Development	35
Donald C. Hannah	Director	67
Leslie C. Quick, III	Director	49
Robert Eide	Director	50
Carson Beadle	Director	69

     Directors are elected for a one year term at our annual meeting of shareholders and serve until the due election and qualification of their successors. Officers are appointed by and serve at the discretion of the Board of Directors. The Board of Directors has established Audit and Compensation Committees as follows: Messrs. Eide, Quick and Hannah are serving on the Audit Committee and Messrs. Beadle, Quick and Hannah are serving on the Compensation Committee.

     We have agreed that non-management directors will each receive a one-time grant of 30,000 shares of restricted Common Stock, 10,000 shares which vest immediately upon election to the Board of Directors, and the balance of which vest over the first two years of service on the Board of Directors at the rate of 10,000 shares per year. In addition, non-management directors will receive a fee of $24,000 per annum for each year of service on the Board of Directors, plus reimbursement for expenses. As of the date hereof, each of the Directors have waived their rights to a fee for 2003.

     The following is a brief summary of the background of our directors and executive officers.

Bradley D. Edson, CEO and Chairman of the Board

     Mr. Edson has been a director and Chief Executive Officer of the Company since January 2001, and was president of our predecessor company, which participated in the merger which resulted in our establishment, from its inception until October 1, 2001, when Mr. Lind was appointed to that position. Mr. Edson is an entrepreneur who created an ongoing nationwide specialty property and casualty business and holds individual insurance licenses in over 35 states. Additionally, Mr. Edson has developed numerous real estate projects, and owns an Arizona real estate brokerage company and holds the firm’s brokerage license. In the past, he has been a principal in a NASD member firm and member of the International Association of Financial Planners, and is a longstanding member of the Young Entrepreneurs Organization and the World Entrepreneurs Organization. Mr. Edson holds a Bachelor of Science degree in Finance from Arizona State University.

William A. Coppel, President and Chief Operating Officer and Director

     Mr. Coppel has spent virtually his entire business career as an executive officer primarily in marketing and strategic planning for Quick & Reilly, Inc. After serving as a branch manager for Quick & Reilly, he became Vice President, Director of Marketing, in 1988 managing a $10.0 million marketing budget, including strategic planning, market research and development of marketing communications strategies for print, broadcast, merchandising and brand marketing. In 1994, Mr. Coppel was appointed as Vice President, Director of National Business Development and Sales, where he designed and implemented firm wide sales training and professional development programs. From 1996 until 1999, he was responsible for developing new strategic direction for the firm to combat the increasing competitive nature of the securities discount business by developing a consultative role for the brokers from just that of order takers. During this period he was responsible for strategic planning, product development and e-commerce brokerage strategy for U.S. Clearing, Inc., a subsidiary of Quick and Reilly Group, one of the nation’s largest clearing firms. From 1999 until 2001, Mr. Coppel was Senior Vice President for Strategic Planning, Marketing and Advertising. In this position he was responsible for the integration of Quick & Reilly’s retail brokerage unit with Fleet Bank after the acquisition and was responsible for all Marketing and Advertising with a staff of 25 and a budget of $50.0 million. In 1998, Mr. Coppel joined MAF, but only devoted a limited time to that business due to his responsibilities with Quick & Reilly. In February 2001, he resigned from Quick & Reilly to devote his full efforts to MAF.

     Over the years, Mr. Coppel had been actively interested in nutrition and health and fitness. Among his activities was becoming an accomplished triathlon athlete competing in various Ironman competitions across the U.S. Mr. Coppel has a B.A. degree in Political Science from Fairfield University 1977 and completed securities executive education programs at the Wharton School of Business of the University of Pennsylvania. He is a member of the U.S. Triathlon Federation and the President’s Circle of Fairfield University.

     Stuart A. Benson, Executive Vice President, Secretary and Treasurer and Vice Chairman of the Board

     Stuart Benson has served as our Executive Vice President since June 1, 2002. From 1997 through 2001, Mr. Benson served as Chairman of Custom Food Concepts, Inc., a privately held company which operated a chain of restaurants in southern California. The chain was sold to a publicly held company in 2001. Mr. Benson has served in both public and private companies as chief executive officer and chairman of the board, including such companies as The Great Earth Vitamin Store chain and Nathan’s Famous, Inc. (“NFI”), a NASDAQ-listed fast food restaurant chain, where he was responsible for significant growth of gross revenues and locations. NFI, where Mr. Benson served as Chairman of the Executive Committee, Chairman of the Board, President and CEO, is the oldest “hot dog” chain in the U.S. During his tenure at Nathan’s Famous, Inc., that entity expanded from 14 units to more than 300, including locations at interstate highways and airports. During Mr. Benson’s tenure as Chief Executive Officer and Chairman of The Great Earth Vitamin Stores, the company grew to approximately 150 full service vitamin retail stores throughout the U.S. and became the second largest vitamin store in the U.S.

     In May 2002, Mr. Benson filed for personal bankruptcy, primarily as a result of federal tax liens relating to certain real estate syndication activities in the 1980s. These liens relate to approximately $900 million of recaptured phantom income attributable to Mr. Benson and his affiliates, as the general partner, of various real estate syndication programs and partnerships, as well as $900,000 of other claims and judgments. In 1995, other IRS liens, relating to similar real estate syndication activities, were discharged by Mr. Benson in a prior personal filing under Chapter 7. The current bankruptcy filing is unrelated to Mr. Benson’s activities at the Company, and the Company does not believe that this filing will impact Mr. Benson’s ability to perform his duties as an officer in any material fashion.

     Leslie C. Quick, III, Director

     Leslie C. Quick III is Chairman and Chief Executive Officer of Fleet Securities, Inc. and President and Chief Executive Officer of U.S. Clearing, a division of Fleet Securities, Inc. Mr. Quick was appointed President of U.S. Clearing in 1994, a position he has held since that time. Previously, he had been President and Chief Operating Officer of The Quick & Reilly Group, Inc. In 1998, U.S. Clearing became part of Fleet Financial Group, now Fleet Boston Financial Corporation, one of the nation’s largest and most successful financial services firms.

     Mr. Quick is a current member of the Board of Governors of the Chicago Stock Exchange, a member of the Hearing Board of the New York Stock Exchange, a trustee of Oak Knoll School in Summit, NJ and he is on the Bishop’s Financial Council for the Diocese of Metuchen. He is a former member of the Board of Directors for the Securities Industry Regulatory Council on Continuing Education, a former Chairman of the Board of Trustees of St. Bonaventure University, and a former Trustee of St. Vincent’s Hospital & Medical Center of New York. Mr. Quick is the recipient of the Ellis Island Medal of Honor and holds an honorary degree from St. Bonaventure University.

Donald C. Hannah, Director

     Mr. Hannah, 67, joined our Board of Directors in June 2002. Mr. Hannah for over three decades has conceptualized and built more than 20 successful companies in a variety of different businesses. He is recognized as a pioneer in international marketing programs and was a finalist for Inc. Magazine’s “Entrepreneur of the Year Award.” In 1957 he assumed control of a small local tugboat and barge operation based in Chicago and built the company into a worldwide marine shipping organization. Hannah Marine Company (“HMC”) is currently the largest tugboat and barge company operating on the Great Lakes. Mr. Hannah founded US Auction, Inc., which subsequently became affiliated with Merrill Lynch Realty in 1988. Mr. Hannah was President and CEO of the Merrill Lynch Realty Auction Division. In 1989 The Prudential Insurance Company of America acquired Merrill Lynch Realty along with the Auction Division. Mr. Hannah moved the offices of the company to Phoenix, Arizona in 1992 to focus on government owned properties and changed the name of the company to US Properties, Inc. (“USP”). Mr. Hannah is Chairman and CEO of US Properties, and presently conducts real estate auctions and often assists in structuring financing of real estate projects. From 1998 through the present, Mr. Hannah continues to be a director and stockholder of HMC and USP, as well as serving as a director of Windsor Gateway Housing LLC and Campers Club of America. During this time, Mr. Hannah has also served as a director of Franchise Finance Corporation (NYSE), Precision Standard Corporation (NASDAQ) and Semoth Capital Corporation (Toronto Stock Exchange).

Robert Eide, Director

     Mr. Eide, 49, who joined the board in June 2002, has served as the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer since 1984. Since 1993, he has also served as a director of the Vector Group Ltd. (“VGR”), a public company traded on the New York Stock Exchange, and is a member of its Audit and Compensation Committees, as well as serving as a director of VGR Holding. Mr. Eide serves as a director of Nathan’s Famous Inc. (“NFI”), and is Chairman of NFI’s Audit and Compensation Committees. Mr. Eide also serves as a member of the Board of Directors of Ladenburg Thalmann Financial Services Inc. (“LTS”), which is traded on the American Stock Exchange. See “Certain Transactions” for a discussion of the fees received by Mr. Eide in connection with certain investment banking services being provided in connection with the MAF Acquisition

Carson E. Beadle, Director

     Mr. Beadle has been the President of Carson E. Beadle, Inc., a strategic-planning consulting firm in New York, since 1998. Prior to that time, Mr. Beadle spent nearly 40 years with Marsh & McLennan, Companies where he served on the Board of Director of William M. Mercer, a subsidiary, for 25 of those years. As a senior partner of the William M. Mercer division, he was responsible for the New York and Eastern Canada consulting practices and various corporate functions, with a focus on employee benefits for large employers and strategic decision-making. Over the years, Mr. Beadle has been actively involved in a number of for-profit and non-profit organizations, notably many in the field of public health. He is Chairman and Co-founder of The Health Project, the White House-supported organization that presents the annual C. Everett Koop National Health awards; Past-Chair and currently a member of the Business Forum On Aging of the American Society On Aging; and one of the Founding Directors of the Health Enhancement Research Organization of Birmingham, among many other member and advisory positions held within prominent management and healthcare organizations. Mr. Beadle currently serves on the Board of Directors of Security Mutual Life Insurance Company of New York of Binghamton, NY and National Security Life Insurance Company of Cincinnati, OH. These company are mutual companies.

     Mr. Beadle originated the “flexible benefits” concept in Canada and the “total benefits strategic decision-making” concept in the United States. A recognized benefits expert, he has given testimony before Senate Finance, House Ways & Means and other government committees. He is also the author of over 100 articles appearing in The Wall Street Journal, the New England Journal of Medicine, Fortune, the New York Times and many other management and health publications in the United States and Canada. Mr. Beadle studied economics and human relations at the University of Toronto and industrial relations at Queen’s University, Canada.

     No executive officer or director has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities. None of our executive officers or directors has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

     No executive officers or directors are the subject of any pending legal proceedings. Section 16(a) Beneficial Ownership Reporting Compliance, of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the

Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended 2001 and through the date of this filing, all Forms 3, 4 and 5 were filed on a timely basis for our executive officers and directors, except for Mr. Edson and Mr. Benson, whose Form 4’s for option grants were not have been timely filed.

     In addition to the Scientific Advisory Board described above, MAF has a Nutrititional Advisory Board (“NAB”) which was formed in 1999. The members of the NAB who serve without compensation, have met infrequently since the inception of the board. MAF consults with NAB on an independent basis regarding specific product formalities or endorsements.

Philip B. Maffetone is the founder of MAF and has spent his entire career involved with diet, nutrition, stress management and athletic training as a teacher, writer and in the private practice of complementary medicine. Commencing in 1977, he has been an author and lecturer on health and fitness, diet and nutrition, lifestyle and stress management along with the following: as a consultant to athletic teams, corporations and athletes specializing in coaching, nutrition and exercise; as a consultant to various nutrition companies responsible for product development, scientific writing and marketing materials; as Chairman and CEO from 1989-1994 of the International College of Applied Kinesiology; and in 1993-1999 as the founding trustee of the Foundation for Allied Conservative Therapies Research. Throughout these activities, Dr. Maffetone’s major contributions have been in the multifaceted area of human performance as follows: insight into its physical, biochemical, and mental/emotional aspects; probing research in diet and nutrition in relation to disease prevention; an understanding of neuromuscular function and its relation to healthcare and performance; and breakthroughs in complementary medicine and its relationship to conventional healthcare. Dr. Maffetone has published 16 publications dealing with these areas in addition to over twenty professional paper presentations in his field of expertise (See the “Exhibits” for a list of these publications and papers). Dr. Maffetone attended the State University of New York and Rochester Institute of Technology, received a BS Degree in Human Biology 1974 and a Doctor of Chiropractic Degree from the National College of Chiropractic, Lombard, IL, 1977 along with post-doctoral certifications in Meridian Therapy (Acupuncture), Physiotherapy and Applied Kinesiology. He is a member of the International College of Applied Kinesiology (1980-present), the National Athletic Trainers Association (1987-present) and received in 1994 the honor of being named Coach of the Year by Triathlete Magazine.

Dr. Michael H. Cardone has spent his career to date as a scientist specializing in cell biology and the regulation of Transcytosis. From 1986 until 1988, Dr. Cardone was a regional associate at the University of California-San Francisco. From 1988 until the present, he has maintained various teaching fellowships at the University of California-San Francisco, the Burnham Institute and MIT with whom he was until recently associated. From 1995 until 1996, Dr. Cardone was a post Doctoral Associate with the Chiron Corporation. In 2000, he became a founder and director of Cell Biology at Merrimac Pharmaceuticals in Cambridge, MA. He has authored over 14 publications a number of these in conjunction with various other scientists and has lectured on various nutrition matters across the country. Dr. Cardone has a BA Degree in Biology from California State University 1981, an MA Degree in Biology from that same institution 1985 and a Ph.D. in Cell Biology from the University of California-San Francisco 1995. He received the National Research Service Award in 1991-93 from the National Heart, Lung and Blood Institute.

Dr. Gerry Leisman has an extremely strong scientific background in a university education environment in the United States and Israel specializing in psychology, health sciences and neuroscience. From 1972 until 1982, Dr. Leisman was Chairperson, Biomedical Computer science, Associate Professor, Health Sciences, Associate Professor, Psychiatry, Neurology and Ophthalmology and Director, Clinical Neurosciences Laboratories for the City University in New York, College of Medicine and Dentistry of NJ and the Eye Institute of NJ, Newark. From 1982-1986, he was Vice President, Research and Development, for American Electromedics Corp and the CEO for Matura Research & Development Corp. From 1986 until 1990, he was Dean of Research and Professor of Neurology, Life Science and Electrical Engineering at the NY Institute of Technology in Old Westbury, NY. From 1990 until 2000, Dr. Leisman was Chair of the Department of Psychology, and Associate Dean and Director of the Institute for Biomedical Engineering Rehabilitation Services for Touro University, located in Bayshore, NY and Jerusalem, ISR. Touro is a multinational university with 10,000 students worldwide from Associates to Doctoral levels and professional programs in medicine, law and the health sciences. From 1997-2000, he was also the Acting President for American International University in Israel, a new university for liberal arts and professional studies. From 2000 to the present, Dr. Leisman has been professor of Cognitive Neuroscience and Human Factors at Rensselaer Polytechnic Institute in Troy, NY. Dr. Leisman has published himself and with others numerous publications and technical manuscripts and is the author of a number of patents and technological innovations. He has a BA Degree in Biology/Psychology from Queens College CUNY 1968, a Master of Scientific Neuropsychology from the University of Manchester 1972 and a Ph.D. in Neuropsychology from Union University in Cincinnati, OH 1979. Dr. Leisman is Board Certified in Forensic Medicine and Forensic Neuropsychology among others, is a member of various learned societies and has received numerous honors and awards including a Life Fellow, American College of Forensic Examiners 1994.

Dr. Thomas M. Motyka has had to date a career in medicine encompassing academics corporate and private practice. After residency at the Cambridge Hospital affiliated with the Harvard Medical School of Internal Medicine 1994-96, Dr. Motyka from 1996 until 1999 until an instructor, Division of General Internal Medicine and Clinical Epidemiology at the University of North Carolina at Chapel Hill, NC. From 1999 until 2000, he was Director of Corporate Compliance for Medigy, Inc. From 1999 until the present, Dr. Motyka has been Clinical Assistant Professor, Division of General Internal Medicine and Clinical Epidemiology and Adjunct Assistant Professor, Department of Family Medicine at the University of North Carolina at Chapel Hill, NC. During the period 1998 until the present, he has also been in private practice in Carrburo, Chapel Hill and Durham, NC. Dr. Motyka has a BS Degree in Chemistry from Cornell University 1988 and a Medical Degree in Osteopathic Medicine from the Philadelphia College of Osteopathic Medicine 1993. He has made numerous presentations in Osteopathic therapy and the sale of herbal and nutritive supplements for disease, among the latest being “Arthritis, Clinical Relevance of Medical Herbs and Nutritional Supplements in the Management of Major Medical Problems” at the UNC School of Medicine CME Conference 8/21/01 and the “Update on Nutritional Supplements, Nourishing Our Patients: What Nurses Need to Know About Nutrition” at the UNC School of Nursing continuing education program 10/15/01. He is also the author with others of several medical publications relating to neurological matters and has taught a variety of courses in herbal and nutritional supplements and other principles and practices of alternative and complementary medicine.

Dr. Walter H. Schmitt, Jr. has been involved in the private practice of kinesiology in Chapel Hill, NC. Dr. Schmitt has authored innumerable articles on kinesiology procedures and clinical nutritional products. He received a BA Degree in Economics from Duke University 1970 and a BS in Human Biology from the National College of Chiropractic 1974. From 1993-1999 he was a Trustee of the Foundation for Alternative Conservative Therapies Research and from 1996 to the present has been on the Editorial review Board of Alternative Medicine Review.

Consultants

     In addition to the Board of Directors and the Scientific Advisory Board, we have established relationships with four individuals who serve as consultants. Other than with respect to Dr. Maffetone, whose background is described above, their backgrounds are set forth below.

Leslie D. Michelson, Healthcare Industry Investor and Consultant

     Leslie D. Michelson is an independent healthcare industry investor and consultant to emerging healthcare companies. Mr. Michelson is the founder and former chief executive officer of Acurian, a leading provider of clinical trial patient and investigator recruitment solutions for the pharmaceutical and biotechnology industries. Prior to founding Acurian, Mr. Michelson served as chairman and chief executive officer of Value Health Sciences, a leading disease management company he founded in 1987. Prior to founding Value Health Sciences, Mr. Michelson was an associate and partner with SDG Enterprises, a private equity firm, where he specialized in real estate and early-stage healthcare investing.

     An attorney by training, Mr. Michelson began his career practicing law. He served as a law clerk for Caleb Wright, emeritus Chief Justice of the U.S. District Court in Washington, D.C., worked as an associate at the law firm of Wald, Harkrader & Ross and served as a special assistant to the General Counsel of the U.S. Department of Health and Human Services.

     Mr. Michelson is a director and former chairman of the compensation committee of Catellus Development Corporation, a $2.5 billion NYSE-listed real estate development company, and serves as a director of G&L Realty, an NYSE-listed health care real estate investment trust.

Stephen S. Chen, Senior Advisor for China

     Mr. Chen is an international executive who provides consulting services in assisting major U.S. corporations in entering markets in China and the Far East. He is responsible for supervising the introduction of our product in China and seeking financing and other opportunities in the Far East. Mr. Chen, the founder of Amerihua International Enterprises, Inc., a consulting/management company started in 1981, pioneered the initial development of China International Trust & Investment Corp., which has become China’s largest investment group and holding company. Mr. Chen negotiated, concluded and implemented many significantly large trading transactions and cooperative programs between China and western companies such as United Technologies Corp., General Motors, Beatrice Foods, Xerox, Siemens, SAAB, Lockheed, Renault, Terex, Fiat, and many Hong Kong Companies, and also has also served as an interpreter for China’s state leaders.

     A native of Beijing, China, Mr. Chen graduated from Beijing Foreign Language Institute, attended the Ph.D. program in Oriental Studies of the University of Arizona, and is Professor of International Economics & International Economic Cooperation at both The Beijing Foreign Studies University in Beijing, China, and The University of Ningxia, in Yinchuan, Ningxia Province, China. Professor Chen played a key role in coordinating, negotiating and establishing the first U.S.-China joint venture, Beijing Jeep Corp., and has since served as Director, China Program for General Motors, and Vice President, Pacific-China Operations for Otis Elevator Company.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     The Company is not party to any legal proceedings.

EXECUTIVE COMPENSATION

     Prior to October 1, 2001, none of the officers or directors of the Company had received monetary compensation for their services as an officer or director. Kenneth Lind and Eric Anderson were appointed as officers by the Board of Directors on September 17, 2001 were previously employed by the Company on a month to month basis.

     On October 1, 2001, we entered into an Employment Agreement with Bradley D. Edson. The term of the agreement is three (3) years. Mr. Edson serves as Chief Executive Officer and receives a base salary of $180,000 per annum for the first year of employment, increasing to $204,000 per annum on the first anniversary of the signing of the agreement, and increasing to $228,000 on the second anniversary of the signing of the agreement. As an inducement for Mr. Edson to begin his employment with the Company, the Company issued Mr. Edson 1,000,000 warrants to purchase the Company’s Common Stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance. In connection with the Closing of the MAF Acquisition, we entered into an amendment to the employment agreement (the “Amendment”) with Mr. Edson. The Amendment provides for an extension of his employment agreement through November 2005, and provides that Mr. Edson may participate in a profit sharing plan to be established for shareholders/executives which plan will be funded by up to 6% of our net profits, as may be determined by our Board of Directors.

     On October 1, 2001, we entered into an Employment Agreement with Eric Anderson. The term of the agreement is three (3) years. Mr. Anderson serves as Executive Vice-President of Business Development. Mr. Anderson receives a base salary of $102,000 per annum. As an inducement for Mr. Anderson to begin his employment with the Company, the Company issued Mr. Anderson 200,000 warrants to purchase the Company’s Common Stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance.

     As required under the terms of the MAF acquisition agreement with MAF, effective as of November 20, 2002, we entered into a three year employment agreement with William Coppel. Pursuant to the terms of the agreement, Mr. Coppel agreed to serve as our President and Chief Operating Officer for a base salary of at the rate of $ 140,000 per annum during the first year of the agreement, $160,000 during the second year of employment, and $180,000 during the last year of the agreement.

     On April 1, 2002, we entered into a three year employment agreement with Stuart Benson. Pursuant to the terms of the agreement, which was effective on June 1, 2002, Mr. Benson agreed to serve as our Executive Vice President for a base salary of $80,000 per annum, increasing to $120,000 on the first anniversary of the effective date of his agreement. As an inducement for Mr. Benson to begin his employment with us, we issued Mr. Benson 1,340,000 warrants to purchase the Company’s Common Stock at $1.50 per share. Mr. Benson also received a cash signing bonus of $150,000. The warrants are exercisable at any time and expire on the fifth anniversary of issuance, and upon exercise, the Company is obligated to pay 50% of the exercise price. In connection with the closing of the MAF Acquisition, Mr. Benson’s employment agreement was amended to extend the term through November 2005. Pursuant to the terms of his employment agreement, Mr. Benson will receive $140,000 per annum during the first year; $160,000 per annum during the second year and $180,000 per annum during the third year. Mr. Benson is also eligible to participate in the Profit Participation Plan.

     On October 1, 2001, we entered into an employment agreement with Kenneth F. Lind. The term of the agreement is three (3) years. Mr. Lind serves as President of the Company. Mr. Lind receives a base salary of $150,000 per annum. As an inducement for Mr. Lind to begin his employment with the Company, the Company paid Mr. Lind a cash signing bonus of $54,000. As additional incentive for Mr. Lind to begin his employment, the Company issued Mr. Lind 250,000 warrants to purchase the Company’s Common Stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance. Effective as of December 1, 2002, the employment agreement with Mr. Lind was terminated, and he relinquished his position as President of the Company. The parties entered into a mutually acceptable settlement agreement in respect of the compensation owing under his agreement.

     If either Messrs. Edson, Coppell or Benson’s employment is terminated without “Cause”, we are obligated to pay such employee, within 30 days of such termination, the remaining balance of the Base Compensation for the remainder of the Term. Additionally, with respect to Mr. Coppel, if there is a termination without cause, we are obligated to repay any indebtedness relating to that SBA loan and Boulder Note unless we are, at the time of such termination, current (and we remain current) in the obligations owing thereunder. The term “current” means that we have paid, and continues to pays the obligations relating to such debt as they mature or within any applicable grace period. There is no intention or obligation on the part of the Company to accelerate the payment structure in the event of termination of Mr. Coppel “for cause.” We have agreed to indemnify and hold harmless Mr. Coppel for all costs and expenses reasonably incurred in the event any obligee on the Boulder Notes or the Commerce Bank SBA loan brings an action or seek collecting of any such sums from Mr. Coppel.

Summary Compensation Table

     The Summary Compensation Table below sets forth the compensation for the fiscal year ended December 31, 2002 of the Company’s four most highly compensated executive officers.

	Annual Compensation						Long-Term Compensation

								Stock
								Options/
						Other Annual	SARs	Warrants		All Other
Name and Position	Year	Salary ($)		Bonus		Compensation ($)	(Shares)	(Shares)		Compensation

Bradley D. Edson	2002	$179,468		0		0	0	0		$26,500	(3)
CEO, Director	2001	$45,000	(1)	0		0	0	1,000,000	(4)	0	(4)
Kenneth F. Lind,	2002	$97,500		0		0	0	0		$67,500	(5)
President	2001	$37,500	(1)	$54,000	(2)	0	0	250,000	(6)	0	(6)
Eric Anderson	2002	$103,500		0		0	0	0		0
Vice President	2001	$25,500	(1)	0		0	0	200,000	(9)	0	(9)
Stuart Benson	2002	$51,667		$150,000	(2)	0	0	0		$207,180	(7)
Vice President	2001	0		0		0	0	0		0
Martin J. Gerst	2002	0		0		0	0	500,000	(8)	$151,188	(8)
Secretary/Treasurer	2001	0		0		0	0	0		0
Director

(1)	Represents accrued salary, which has subsequently been paid in 2002.

(2)	Represents a signing bonuses paid to Mr. Lind and Mr. Benson executed as a part of their employment agreements. For Mr. Lind, half of his bonus was paid in 2001 and the other half was paid in 2002.

(3)	This amount represents amounts that were paid by the Company for the benefit of entities controlled by Brad Edson. These amounts were not repaid and were written off as compensation to Mr. Edson.

(4)	Represents the fair value of warrants using that Black Scholes option pricing model to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.35 per share that Mr. Edson received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

(5)	Represents the amount of severance owed but not paid as of December 31, 2002. Mr. Lind relinquished his position as President of the Company on December 1, 2002.

(6)	Represents the fair value of warrants using that Black Scholes option pricing model to purchase 250,000 shares of common stock of the Company at an exercise price of $0.35 per share that Mr. Lind received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

(7)	Represents other compensation for Mr. Benson for the year ended December 31, 2002. It is comprised of $37,000 paid to him for consulting services and $170,180 representing the fair value of warrants using that Black Scholes option pricing model to purchase 1,340,000 shares of common stock of the Company at an exercise price of $1.50 per share that Mr. Benson received as a component of his employment agreement. These warrants expire on March 31, 2007 and are fully vested.

(8)	Represents other compensation for Mr. Gerst for the year ended December 31, 2002. It is comprised of $87,688 paid to him for consulting services and $63,500 representing the fair value of warrants using that Black Scholes option pricing model to purchase 500,000 shares of common stock of the Company at an exercise price of $1.50 per share that Mr. Gerst received as a component of his three year consulting agreement. These warrants expire on March 31, 2007 and are fully vested. Mr. Gerst resigned as an officer and director effective as of the closing of the MAF Acquisition.

(9)	Represents the fair value of warrants using the Black Scholes option pricing model to purchase 200,000 shares of common stock of the Company at an exercise price of $0.35 per share that Mr. Anderson received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

     The following table sets forth, as of February 28, 2003, the ownership of our Common Stock by (i) each person who is known by us to own of record beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed on the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial
Owner(2)	Number of		Percent(3)
And Post	Shares		Beneficially Owned

Bradley D. Edson,(4) CEO, Director	3,738,050		14.78%
William Coppel, President and COO, Director	773,069		3.18%
Martin J. Gerst(5)	3,238,050		13.06%
Kenneth F. Lind,(6) Former President	1,000,000		4.08%
Eric Anderson,(7) Vice President of Business Development	200,000	(1)	—
Stuart A. Benson,(8) Executive Vice President	1,340,000		5.23%
Robert Eide,(9) Director	85,000	(1)	—
Donald C. Hannah,(10) Director	530,000		2.18%
Stephen Songsheng Chen(11)	1,400,000		5.72%
Leslie Quick(12), Director	495,830		2.04%
Carson Beadle, Director	25,000	(1)	—
All Directors and Officers As a Group (seven)	6,931,949		25.99%

(1)	Less than 1%.

(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of a security or the sole or shared investment power with respect to Common Stock, (i.e., the power to dispose of, or to direct the disposition of a security). The address of each person is care of the Company, 5040 North 40th Street, Suite 105, Phoenix, Arizona.

(3)	Based on 24,289,616 shares outstanding, which number includes (i) 17,842,616 shares outstanding as of the date hereof and (ii) assumes the conversion of 3,712,000 shares of Series A Preferred Stock outstanding as of the date hereof into a like number of shares of Common Stock and (iii) assumes the issuance of all of the shares of Common Stock underlying the Series B Warrants and Series C Warrants being registered hereby, but excludes any other shares issuable upon the exercise of options or warrants.

(4)	Includes 1,000,000 warrants to purchase shares of Common Stock at $0.35 per share. Does not include 150,000 shares, 65,000 shares and 385,000 shares of Common Stock held by Michael Edson, Darryl Edson and Thelma Edson, respectively, who are the brothers and mother of Brad Edson. Mr. Edson disclaims beneficial ownership of such shares.

(5)	Includes 500,000 warrants to purchase shares of Common Stock at $1.50 per share.

(6)	Resigned effective December 1, 2002. Includes 250,000 warrants to purchase shares of Common Stock at $0.35 per share.

(7)	Includes 200,000 warrants to purchase shares of Common Stock at $0.35 per share.

(8)	Includes 1,340,000 warrants to purchase shares of Common Stock at $1.50 per share. Does not include 50,000 shares and 25,000 shares, respectively, of Series A Preferred Stock owned by Gladys R. Benson and Mitchell Benson, the wife and brother of Stuart Benson. Mr. Benson disclaims beneficial ownership of such shares.

(9)	Includes 30,000 shares of restricted stock received as a director, 10,000 shares of which are immediately vested with the balance of the shares subject to vesting over a two year period. Includes 50,000 shares of common stock owned by Aegis Capital (“Aegis”). Robert Eide is President and CEO of Aegis.

(10)	Includes 30,000 shares of restricted stock received as a director, 10,000 shares of which are immediately vested with the balance of the shares subject to vesting over a two year period. Does not include 25,000 shares of Series A Preferred Stock owned by Mr. Hannah’s son. Does not include 200,000 shares of Series A Preferred Stock which Mr. Stephen S. Chen has agreed to transfer to Mr. Hannah upon Mr. Hannah’s written request.

(11)	Mr. Chen owns 1,200,000 shares of Series A Preferred Stock, without additional compensation which are convertible into a like number of shares of Common Stock; 200,000 shares of which Mr. Chen has agreed to transfer to Mr. Hannah upon Mr. Hannah’s written request. Includes 200,000 options to purchase shares of Common Stock at $3.00 per share.

(12)	Does not include 200,000 shares of Common Stock, owned by Thomas Quick which Leslie Quick disclaims beneficial ownership of.

SELLING SHAREHOLDERS; PLAN OF DISTRIBUTION

     The following table sets forth certain information with respect to the Selling Shareholders.

     We will not receive any proceeds from the market sales of the Selling Shareholders shares, although we will receive the proceeds from the exercise of the Warrants held by the Selling Shareholders. We are paying all costs and expenses of registering the Selling Shareholders shares. Sales of the Selling Shareholders shares or the potential of such sales could have an adverse effect on the market price of our common stock. See “Risk Factors — The Possible Sale of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact on the Price of Our Common Stock.

     The Selling Shareholders and the number of shares they each hold are listed below:

		Percentage of Securities

Name (1)	Share Amount	Before	After

Sam S. Leslie	30,000	100%	0%
Basil J. Asciutto	30,000	100%	0%
Janet Grove	30,000	100%	0%
Crescent International (2)	945,000	100%	0%
Carolyn Greer Gigli	30,000	100%	0%
Charles La Bella	105,000	100%	0%
Thomas C. Quick	300,000	100%	0%
Triton West Group, Inc. (3)	1,050,000	100%	0%
Leslie Quick	300,000	100%	0%
Cranshire Capital L. P. (4)	892,500	100%	0%
E.E. Geduild	210,000	100%	0%
Ellis AG	150,000	100%	0%
Mark S. Smith Living Trust	30,000	100%	0%
Stuart Benson (5)	1,340,000	100%	0%
Aegis Capital Corp. (6)	50,000	100%	0%

	5,492,500

(1)	For each selling shareholder, also includes the Series B Shares and Series C Shares issuable upon exercise of the Series B Warrants and Series C Warrants. An aggregate of 1,367,500 Series B Shares and 1,367,500 Series C Shares are included.

(2)	Mr. Mel Craw and Mr. Max Brezzi, through Crescent International Ltd. Switzerland exercises voting control of these shares.

(3)	Mr. David Sims exercises voting control of these shares.

(4)	Mitchell P. Kopin, President of Downsview Capital, Inc. exercises voting control of these shares.

(5)	The shares of stock registered by Mr. Benson are issuable upon exercise of a Warrant granted to Mr. Benson in relation to his employment agreement. Mr. Benson signed a lock up agreement which prevents him from selling such shares until a period equal to 120 days after the effective date of this Registration Statement.

(6)	Robert Eide exercises voting control of these shares. Aegis has signed a lock-up agreement which prevents him from selling such shares until a period equal to 120 days after the effective date of the Registration Statement.

The Company anticipates that the costs and expenses incurred in connection with registering the Shares offered by the Selling Sharesholders at $60,000, including legal, accounting and printing costs.

     The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the shares of our Common Stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

— in the over-the-counter market;

— on any national securities exchange or market, if any, on which our common stock may be listed at the time of sale;

— through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

— through purchases by a broker or dealer as principal and resale by such broker or dealer for its account to this prospectus;

— in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

— through options, swaps or derivatives;

— in privately negotiated transactions;

— in transactions to cover short sales; and

— through a combination of any such methods of sale.

     The Selling Shareholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The Selling Shareholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a Selling Shareholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of their shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a Selling Shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a Selling Shareholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

     To the extent that any Selling Shareholder is deemed to be a statutory underwriter, the provisions of Regulation M of the Securities Act of 1933, as amended, are applicable. Pursuant to this Regulation, it is unlawful for a participant or an affiliated purchaser to directly or indirectly bid for, purchase or attempt to induce any person to bid for or purchase any shares of common stock during the applicable registration period.

Stock Option Plans

     On August 1, 2001, the Board of Directors adopted the Company’s 2001 Stock Option Plan (the “2001 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of Common Stock can be granted to employees, officers, directors, consultants and independent contractors or other service providers. On May 3, 2002, the Board of Directors adopted the Company’s 2002 Stock Option Plan (the “2002 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,000,000 shares of Common Stock can be granted to employees, officers, directors, consultants, independent contractors or other service providers.

     The following summary is qualified in its entirety by reference to the full text of the 2001 and 2002 Plans (collectively, the “Plans”). Unless otherwise indicated, the summary is applicable to each of the Plans.

     The Option Plans. The Option Plans provide for the granting of awards of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options (“NSOs”) (awards of ISOs and NSOs are sometimes hereinafter collectively referred to herein as “Awards”).

     Purpose. The purpose of the Option Plans is to provide our employees, officers, directors, consultants and independent contractors with an additional incentive to promote the success of our business and to encourage employees and service providers to remain in the employ or service of the Company.

     Administration. The Plans are administered by a committee (the “Committee”), which consists of the Board of Directors.

     Exercise Price. The exercise price per share for each share under a nonqualified option shall be determined by the Committee but shall not be less than eighty-five percent (85%) of the fair market value per share on the date of the grant of the nonqualified option. The Plans provide for the authority by the Committee to grant ISOs to any employee of the Company or any subsidiary of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will be determined by the Committee but shall not be less than the fair market value of the common stock on the date of grant provided, however, that the exercise price shall not be less than 110% of the fair market value and the exercise period will not exceed five years if the employee was the holder of more than 10% of the Company’s outstanding voting securities.

     Payment of Exercise Price. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall be determined by the Committee and may consist of promissory notes, shares of the Common Stock of the Company or such other consideration and method of payment for the shares as may be permitted under applicable state and federal laws. As of the date hereof, approximately 3,365,000 options have been granted pursuant to the Plans.

     The Company intends to submit to its shareholders a new plan to conform to newly promulgated SEC guidelines, which will combine the Plans. The maximum number of options which will be available under all plans, including previously granted options, will be 4,500,000.

Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board

     AHI Management and Hong Kong Options. The AHI Agreement provides that AHI is to receive a 12% royalty in net revenue on sales to AHI patients, and 6% on net revenues from other heart institutes that they introduce and that result in definitive agreements signed with the Company. AHI has received options to purchase 1,000,000 million shares of our Common Stock at $0.35 per share, subject to a vesting schedule as follows: 600,000 options which will vest upon AHI agreeing to endorse, distribute and product the logo, 200,000 options vesting when gross aggregate sales equal or exceed $1,000,000, and an additional 200,000 options which will vest when gross aggregate sales equals or exceeds $1.5 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date exercised, pursuant to Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up.

     In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1,000,000 million shares of our Common Stock at $0.35 per share, subject to the following vesting schedule: 300,000 options were deemed to have vested on August 21, 2001, the date of the agreement, however the shares are subject to recall by the Company if gross aggregate sales of the products does not equal or exceed $2.0 million within the first 30 months; 100,000 options will vest when gross aggregate sales equal $5.0 million; an additional 200,000 options will vest when gross aggregate sales equal $8.0 million; an additional 200,000 options will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 options will vest when gross aggregate sales reach or exceeds $15.0 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date of such exercise, under Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up.

     Consultants’ Warrants and Options. On March 25, 2002, we entered into a two year Consulting Agreement with Leslie D. Michelson. Under the terms of the agreement, Mr. Michelson, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of our Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

     On March 25, 2002 we entered into a two year Consulting Agreement with Brian C. Smith. Under the terms of the agreement, Mr. Smith, in addition to monthly payments of $2,000, received warrants to purchase 150,000 shares of Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

     On May 19, 2002, we entered into a two year Consulting Agreement with Stephen Songsheng Cheng. Under the terms of the agreement, Mr. Chen received options to purchase 200,000 shares of our Common Stock at a price of $3.00 per share. The options vest over 24 months.

     Scientific Advisory Board Options. On March 25, 2002 we entered into a two year Consulting Agreement with Michael H. Davidson. Under the terms of the agreement Dr. Davidson, in addition to monthly payments of $4,200, received options to purchase 200,000 shares of our Common Stock at a price of $1.00 per share. The options vest over 17 months.

     On May 15, 2000 we entered into a three year Scientific Advisory Board Agreement with Dr. Dennis Sprecher. Under the terms of the agreement, Dr. Sprecher will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with Vital Living’s Nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Sprecher, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

     On May 16, 2002 we entered into a one year Scientific Advisory Board Agreement with Thomas Allison, PHD and the Mayo Foundation for Medical Education and Research. Under the terms of the agreement, Dr. Allison will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Allison shall receive payments of $1,250 per Scientific Advisory Board meeting, which shall be paid directly to the Mayo Foundation.

     On May 7, 2002 we entered into a three year Scientific Advisory Board Agreement with David Maron, MD. Under the terms of the agreement Dr. Maron, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS

     On May 21, 2001, Bradley D. Edson, Martin J. Gerst, Donald C. Hannah, and Kenneth F. Lind , principal stockholders, directors and officers, entered into a lock up agreement, which lock up agreement was amended June 19, 2001 at the request of the Securities Administrator for the State of Nevada. Pursuant to the amendment to the lock up agreement, the partners collectively agreed to a lock up of their shares until the earlier of (i) a period of three years from June 2001; (ii) when our Common Stock is traded on the NASD OTC:BB at an average share price of greater than $0.28 for a minimum of three months; (iii) the Common Stock is listed on The NASDAQ Small Cap or higher market; or (iv) we have paid the initial purchase price back to the purchasing shareholders in the Regulation D, Rule 504 Registration filed with the State of Nevada in June of 2001. In connection with the settlement of Mr. Lind’s employment agreement, the lock-up agreements were effectively extended through the earlier to occur of (a) 120 days following the effective date of this Registration Statement filed or (b) November 20, 2003.

     Prior to June 1, 2002, for a period of 13 months, we leased our executive offices and related storage space at 2800 S. Rural Road, Tempe, Arizona from Camper Clubs of America, Inc., a company founded and owned by Mr. Edson and Mr. Gerst, who were our directors and founders. Total amounts paid for rent and office costs were $51,095. The terms and conditions of the lease were deemed to be at market rates. As of June 1, 2002 we have procured new office space from an unaffiliated party.

     Effective as of August 1, 2001, we entered into a Consultant Agreement with Michael Edson. Michael Edson is the brother of our CEO, Bradley D. Edson. Mr. Edson’s responsibilities include the prospecting, establishing and servicing of various complementary and alternative practices as well as other proprietary distribution channels. To date he has initiated selling agreements with over 100 physician offices and specialty health food stores. Mr. Edson has worked for us since our inception for no compensation, and since May 7, 2001 has applied the majority of his time to the Company. A consulting agreement was formalized with Mr. Edson on August 1, 2001. The twelve-month agreement calls for total compensation of $75,000 and runs from August 1, 2001 to July 31, 2002, at which time it expired pursuant to its terms.

     We had a receivable from Camper Club of America, Inc., CCA Products, Inc., and a corporation previously doing business as Vital Living totaling $37,372 that was written off. These entities were controlled by Messrs. Edson and Gerst, founders, officers and directors. We previously advanced an aggregate of $52,500 to Messrs. Edson and Gerst with interest accruing on such advances at 6%. This advance has been repaid in cash.

     We had an unsecured demand note payable to Bradley D. Edson totaling $43,500. Interest accrued at 10%. We also had payables to officers totaling $147,926 for unpaid salaries and other reimbursable expenses, which were divided as follows: $57,926 to Brad Edson, $64,500 to Ken Lind, and $25,000 to Eric Anderson. All such obligations have been paid in full during 2002. In connection with the termination of Mr. Lind’s employment in December 2002, we paid approximately $67,500 in severance compensation to him, as provided by the terms of his since terminated employment agreement.

     We utilized consulting and professional services from officers, entities owned by officers and consultants affiliated with the Company totaling $164,250. These agreements were entered into prior to the Company entering into formal employment agreements with such individuals.

     The Company is party to two consulting agreements with directors and a former director. On April 4, 2002, we entered into a three year Consulting Agreement with Martin Gerst, formerly our Secretary, Treasurer and a director of the Company. Under the terms of the agreement, Mr. Gerst, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of Common Stock at a price of $1.50 per share. The warrants are fully vested. Pursuant to the terms of the agreement, Mr. Gerst provides services relative to capital formation, strategic relationships and helping brand our products.

     The second agreements are with Robert Eide, a director of the Company, who is also a principal of Aegis Capital Corp. Aegis received a fee of $60,000 and 50,000 shares of Common Stock for investment banking activities in connection with the MAF Acquisition, as well as a fee of $40,000 in respect of commissions in the related private placement.

     Stephen S. Chen, the owner of approximately 5.76% of our outstanding stock (assumes a conversion of the Series A Preferred Stock that he owns), and is a consultant relative to the Company’s activities in China. Mr. Chen has options to acquire 200,000 shares of Common Stock, subject to vesting requirements, at $3.00 per share.

     We believe that of all of the transactions were of arms-length and on terms more favorable than from unaffiliated third parties.

DESCRIPTION OF SECURITIES

     The following summary description of the Units, the Common Stock and the Warrants is qualified in its entirety by reference to the Form of Warrant attached hereto as Appendix B, and the following summary description of our capital stock is qualified in its entirety by reference to our Articles of Incorporation, as amended.

Common Stock

     We are authorized to issue up to 100,000,000 shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

Warrants

     General. The Series B Warrants have an exercise price of $1.65 per Warrant and the Series C Warrants have an exercise price of $2.14 per Warrant and the Officer’s Warrants have an exercise price of $1.50 per Warrant. The Warrants may be exercised, at the option of the holder thereof, at any time during the period commencing on the Closing Date of the Offering and terminating on the third anniversary of the Closing Date. Unless previously exercised, the right to exercise the Warrants will terminate on such date.

     The Warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants, with a resulting dilution in the interests of the Company’s shareholders by reason of exercise of Warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants.

     The holders of the Warrants will not have any of the rights or privileges of shareholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the Warrants. The Company will reserve out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, duly authorized and validly issued, fully paid, and nonassessable.

     For a holder to exercise the Warrants there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. See “Description of Securities — Registration Rights” for a description of the registration rights relating to the Warrant Shares.

     Antidilution. In the event that the Company shall at any time after the Initial Closing (i) declare a dividend, or make a distribution, on the outstanding Common Stock payable in shares of its capital stock (ii) subdivide the outstanding Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the exercise price per Warrant Share in effect at the time of the record date for the determination of shareholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Upon such adjustments to the exercise price, the number of Warrant Shares issuable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares theretofore issuable upon exercise of such Warrant by the exercise price theretofore in effect and dividing the product so obtained by the exercise price, as adjusted.

     Reorganizations. In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case above, the effect of these provisions would be that the holder of a Warrant would thereafter be limited to exercising such Warrant at the exercise price in effect at such time for the amount of cash per share that a Warrant holder would have received had such holder exercised such Warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Warrant.

     Exercise Procedure. Each holder of a Warrant may exercise such Warrant by surrendering the certificate evidencing such Warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price, to the Company at its executive offices. Such offices will initially be located at 5080 N. 40th Street, Suite 105, Phoenix,

Arizona 85018-2147. The exercise price will be payable by cash or by certified or official bank check payable in U.S. dollars to the order of the Company. If fewer than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Certificates evidencing the Warrants may be exchanged for new certificates of different denominations by presenting the Warrant certificates at the office of the Company.

Preferred Stock

     The Company is authorized to issue up to 50,000,000 shares of Preferred Stock, $0.001 par value per share. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of shares of Preferred Stock could adversely affect the rights of the holders of Common Stock and therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could also discourage, delay or prevent a takeover of the Company. See “Risk Factors — The Possible Issuance of Preferred Stock May Make an Acquisition of the Company Less Likely, And May Also Reduce The Value of The Common Stock.”

     On June 21, 2002, the Company completed the private placement of, and issued, 3,172,000 shares of 10% Series A Preferred Stock. The rights, preferences, restrictions and other matters relating to the 10% Series A Preferred Stock are as follows:

1.	Designation. The Preferred Stock is designated as 10% Series A Preferred Stock (the “Series A Preferred”).

2.	Dividend Provisions. The holders of the Series A Preferred are entitled to a preferred dividend at the rate of 10% per annum. Dividends on the Series A Preferred will be cumulative and shall be paid in additional shares of Series A Preferred at a price equal to $1.00 per share and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein. Dividends shall be paid semi-annually.

3.	Liquidation Preference.

(a)	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of Series A Preferred that may from time to time come into existence, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred (the “Original Series A Issue Price”) and (ii) an amount equal to 12% of the Original Series A Issue Price for each 12 months that has passed since the date of issuance of any Series A Preferred plus any accrued or declared but unpaid dividends on such share (such amount (of declared but unpaid dividends) being referred to herein as the “Premium”).

4.	Redemption. The Company may following twelve (12) months from the date of issuance (the “Redemption Date”), at the option of the Board of Directors, redeem in whole or in part the Series A Preferred by paying in cash in exchange for the shares of Series A Preferred to be redeemed a sum equal to $1.50 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”). Any redemption effected pursuant to this subsection (4)(a) shall be made on a pro rata basis among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred then held by them.

5.	Conversion. The holders of the Series A Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time following the first anniversary of the date of issuance of such share and on or prior to the fifth (5th) day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share for shares of Series A Preferred shall be calculated as follows:

(i)	If the Series A Preferred is converted between the first anniversary and prior to the fifteenth (15th) month from the date of issuance, the Conversion Price per share shall be equal to the Original Series A Issue Price; or

(ii)	If following the fifteenth (15th) month from the date of issuance the Common Stock is publicly traded on NASDAQ, the Over-the-Counter Bulletin Board or other national stock exchange, the Conversion Price shall be 60% of the average closing price of the Common Stock for the 30 days prior to the date of conversion (“Trading Conversion Price”), however, in no event shall the Conversion Price be less than the Original Series A Issue Price.

(b)	Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock on the first day of the eighteenth (18th) month following the original issue date of the Series A Preferred, at a Conversion Price equal to the greater of the Trading Conversion Price or the Original Series A Issue Price.

     In addition, for every five shares of Series A Preferred converted to Common Stock, we will grant the shareholder one warrant (the “Series A Warrants”) or a total of 742,400 Warrants if all Series A Preferred were converted. All Series A Warrants are exercisable after one year from grant at a price of $2.00 per share. The Series A Warrants hold registration rights, and we agreed to immediately register underlying warrant shares, at our expense, 12 months from the issue of the Series A Preferred.

6.	Voting Rights. The holder of each share of Series A Preferred shall not have any voting rights.

7.	Protective Provisions. So long as any shares of Series A Preferred are outstanding, we shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Series A Preferred which is entitled, other than solely by law, to vote with respect to the matter, and which Series A Preferred represents at least a majority of the voting power of the then outstanding shares of such Series A Preferred:

(a)	sell, convey, or otherwise dispose of or encumber all or substantially all of our property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b)	alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares;

(c)	increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred;

(d)	authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred; or

(e)	amend our Articles of Incorporation or bylaws.

Transfer Agent

     Pacific Stock Transfer is the transfer agent for our Common Stock. Their address and telephone number is 5844 Pecos Road, Suite D, Las Vegas, Nevada 89120; (702) 361-3033.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

     Our common stock trades on the Over The Counter Bulletin Board under the symbol “VTLV” Sales of substantial amounts of our common stock in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and our ability to raise equity capital in the future.

     On February 28, 2003, we had 17,842,616 shares outstanding. This amount does not include shares which, in the future, may be issued under options or warrants. Upon completion of this offering, assuming the issuance of 4,075,000 shares of our common stock upon the exercise of the Warrants, we will have issued and outstanding 21,917,616 shares of common stock. The shares that have been registered are freely tradeable without restriction under the Securities Act of 1933, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

     The remaining shares of common stock outstanding upon completion of the offering, determined as if all outstanding warrants have been exercised, will be held by approximately 10 holders and will be “restricted securities” as that term is defined in Rule 144 as promulgated under the Securities Act (“Restricted Stock”). Restricted Stock may be sold in the public market only if registered or if qualified for an exemption from registration pursuant to Rule 144 or Rule 701 as promulgated under the Securities Act, which rules are summarized below, or pursuant to another exemption from registration. Sales of the Restricted Stock in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the common stock. In general, pursuant to Rule 144, beginning 90 days after the date of the final prospectus from our initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Stock for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale. Sales pursuant to Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of ours) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Any employee, officer or director of or consultant to us who purchased his or her shares of common stock pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of ours to sell their Rule 701 shares pursuant to Rule 144 without complying with the holding period requirements of Rule 144, as described above. Rule 701 further provides that nonaffiliated shareholders may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares was required to wait until 90 days after the date of the final prospectus from our initial public offering before selling his shares.

LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of common stock being offered hereby will be passed upon for us by Kelly Lytton & Vann LLP, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067.

EXPERTS

     The financial statements of Vital Living, Inc. as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001 have been audited by Weaver & Martin, LLC. The Financial Statements of MAF BioNutritionals, LLC as of December 31, 2001 and for the years ended December 31, 2001 and 2000 have been audited by Sherb & Co. LLP. These Financial Statements included in this prospectus have been so included in reliance on the reports of these independent accountants, and are so included in reliance upon their reports given their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding us and our common stock, please review the registration statement, including exhibits, schedule and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including the exhibits and schedule thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Securities and Exchange Commission’s Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The registration statement, including the exhibits and schedule thereto, can also be accessed through the EDGAR terminals in the Securities and Exchange Commission’s Public Reference Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov.

Vital Living, Inc.
Unaudited Pro Forma Combined Balance Sheet
September 30, 2002

					Proforma for the
	Vital		Pro Forma		Combination and
	Living, Inc.	MAF	Adjustments		Issued of Shares

Assets
Current assets:
Cash and cash equivalents	$1,313,602	$105,062	$1,307,500	2	$2,726,164
Accounts receivable, net	40,388	34,821	—		75,209
Inventory	130,051	62,402	—		192,453
Prepaid expense and other assets	242,307	18,203	(154,644)	3	105,866

Total current assets	1,726,348	220,488	1,152,856		3,099,692

Non current assets
Office machinery and equipment, net	151,834	9,232	—		161,066
Intangible assets	18,215	407,189	—		425,404
Goodwill	—	—	3,048,046	1	3,048,046
Other assets	—	7,041	—		7,041

Total noncurrent assets	170,049	423,462	3,048,046		3,641,557

Total assets	1,896,397	643,950	4,200,902		6,741,249

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long term debt	—	249,967	—		249,967
Accounts payable, trade	124,312	206,353	—		330,665
Note and payable to officers	108,000	—	—		108,000
Accrued liabilities	17,472	114,446	—		131,918

Total current liabilities	249,784	570,766	—		820,550

Long term-debt	—	621,230	—		621,230
Preferred stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock — Series A , $0.001 par value, 10,000,000 shares authorized, 3,712,000 shares issued and outstanding	3,712	—	—		3,712
Preferred stock — Series B, $0.001 par value, 10,000,000 shares authorized, no shares issued	—	—	—		—
Additional paid in capital — preferred	12,049,845	—	—		12,049,845
Discount on preferred stock	(5,007,515)	—	—		(5,007,515)
Common stock, $0.001 par value, 100,000,000 shares authorized, 17,659,616 shares issued and outstanding pro forma for the combination, and issue of shares	13,792	—	2,500	1	17,660
			1,368	2
Additional paid in capital — common	2,480,523	—	2,497,500	1	6,129,511
			1,151,488	2	—
Restricted common stock issued for services, unamortized	(136,500)	—	—		(136,500)
Warrants and options issued for services, unamortized	(897,618)	—	—		(897,618)
Retained earnings (deficit)	(6,859,626)	(548,046)	548,046	1	(6,859,626)

Total stockholders’ equity (deficit)	1,646,613	(548,046)	4,200,902		5,299,469

Total liabilities and Stockholders’ equity	$1,896,397	$643,950	$4,200,902		$6,741,249

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

Vital Living, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2002

						Pro Forma
						for the
						Combination
	Vital			Pro Forma		and Issue
	Living, Inc.	MAF	Boulder Bar(5)	Adjustments		of Shares

Sales	$105,378	$1,021,850	$295,903	$—		$1,423,131

Cost of sales	55,483	543,334	117,776	—		716,593

Gross profit	49,895	478,516	178,127	—		706,538

Administrative expense
Payroll and other labor costs	740,252	417,090	11,567	—		1,168,909
Consulting and Professional fees	1,067,740	213,523	13,888	—		1,294,913
Office and equipment rent	165,872	26,590	3,200	—		195,662
Selling and general and administrative	94,992	226,520	60,740	—		382,252
Research and development	356,108	37,317	—	—		393,425

Total administrative expenses	2,424,626	921,040	89,495	—		3,435,161

Operating loss	(2,374,731)	(442,524)	88,632	—		(2,728,623)

Other income (expenses)
Interest income	10,251	338	—	—		10,589
Other income	—	15,232	1,442	—		16,674
Interest expense	—	(103,068)	(1,538)	—		(104,606)

Net Income (loss)	(2,364,480)	$(530,022)	$88,536	$—		(2,805,966)

Deemed dividend associated with beneficial conversion of preferred stock	(3,452,234)					(3,452,234)

Net loss available to common stockholders	$(5,816,714)					$(6,258,200)

Basic and diluted loss per common share (4)	$(0.17)					$(0.16)
Deemed dividend associated with beneficial conversion of preferred Stock (4)	$(0.26)					$(0.20)

Basic and diluted loss available to common stockholders (4)	$(0.43)					$(0.36)

Basic and diluted weighted average of number of common shares outstanding (4)	13,672,373			2,500,000	1	17,593,873

				1,367,500	2

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

Vital Living, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2001

							Pro Forma
							for the
							Combination
	Vital			Vital Living, Inc.	Pro Forma		and Issue
	Living, Inc.	MAF	Boulder Bar(5)	(Arizona Corporation)(6)	Adjustments		of Shares

Sales	$90,291	$961,683	$866,015	$—	$—		$1,917,989

Cost of sales	43,402	522,195	556,357		—		1,121,954
Inventory write down to market value	262,626	—	—	—	—		262,626

Gross profit (loss)	(215,737)	439,488	309,658	—	—		533,409

Administrative expense
Payroll and other labor costs	232,173	326,420	140,225	—	—		698,818
Organization costs	150,000	—	—	—	—		150,000
Consulting and professional fees	184,428	371,629	9,055	15,291	—		580,403
Office and equipment rent	48,624	32,628	8,425	—	—		89,677
Selling and general and administrative	174,450	522,424	170,936	—	—		867,810
Research and development	37,500	—	—	—	—		37,500

Total administrative expenses	827,175	1,253,101	328,641	15,291	—		2,424,208

Operating loss	(1,042,912)	(813,613)	(18,983)	(15,291)			(1,890,799)

Other income (expenses)
Interest income	—	1,817	—	—	—		1,817
Other income	—	—	16,555	—	—		$16,555
Interest expense	—	(35,740)	(14,714)	—	—		(50,454)

Net loss	$(1,042,912)	$(847,536)	$(17,142)	$(15,291)	—		$(1,922,881)

Basic and diluted loss per common share (4)	$(0.08)						$(0.13)

Basic and diluted weighted average number of common shares outstanding (4)	12,917,693				2,500,000	1	15,417,693

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

VITAL LIVING, INC.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1. General Information and Basis of Presentation

General Information

The Unaudited Pro Forma Combined Financial Statements and related notes are presented to show the pro forma effects of the acquisition of MAF BioNutritionals (“MAF”) and the concurrent issuance of 1,367,500 common shares and a like amount of Series B Warrants and Series C Warrants. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the audited financial statements of Vital Living, Inc. as of December 31, 2001 and the audited financial statements of MAF as of and for the years ended December 31, 2001 and 2000 contained elsewhere in this document. The Unaudited Proforma Financial Statements should also be read together with the Company’s historical financial statements included within our Form 10-QSB and Form 10-QSB/A as of and for the nine months ended September 30, 2002 and the Company’s Annual Report on Form 10-KSB as of December 31, 2001. The unaudited pro forma combined results of operations presented herein are for illustration purposes only. The unaudited pro forma results of operations shown for all periods presented are not necessarily indicative of the results of operations that may be obtained by us in the future or operating results that would have been achieved had the MAF Acquisition been completed as of the January 1, 2001.

Basis of Presentation

The Unaudited Pro Forma Combined Financial Statements have been prepared assuming the transaction had occurred as of January 1, 2001. The Vital Living, Inc. historical balances as of September 30, 2002 represent the unaudited balance sheet as of September 30, 2002 and corresponding statement of operations for the nine months ended September 30, 2002. The Vital Living, Inc. historical balances as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001 were derived from audited financial statement contained within our Annual Report on Form 10-KSB for the year ended December 31, 2001. The unaudited balance sheet and statement of operations of MAF for the nine months ended September 30, 2002 were compiled from their historical financial statements and are unaudited. The statement of operations of MAF for the year ended December 31, 2001 was derived from audited financial statements contained elsewhere within this document. The assets and liabilities as of September 30, 2002 of MAF represent the historical cost of its assets and liabilities and it is assumed that the book value approximates the fair value of such assets and liabilities as of the acquisition date. The Statement of Operations of Boulder Bar were compiled from their historical financial statements and are unaudited. The Statement of Operations of Vital Living, Inc. (an Arizona Corporation) were derived from audited financial statements. The MAF Acquisition is assumed to be accounted for using the purchase method of accounting.

Proforma adjustments relating to recording of the MAF Acquisition are based on preliminary purchase price allocations. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after we obtain third party appraisals and review all available data. Differences between preliminary allocations of the purchase price, as presented herein, and the final allocation could have a significant impact on the accompanying unaudited proforma financial statements, results of operations and financial position.

On November 20, 2002, Vital Living Inc. (the “Company” or “we”) completed the acquisition (the “MAF Acquisition”) of privately-held MAF of Boonton, NJ, an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide. The purchase price was 2,500,000 restricted shares of our Common Stock valued a $1.00 per share, with no registration rights. Concurrently the Company issued 1,367,500 shares of common stock and a like amount of Series B and Series C warrants. The issuance of the 1,367,500 shares of common stock and Series B and Series C warrants were issued in a private placement of common shares to accredited investors unrelated to the MAF Acquisition. The private offering of shares was necessary to provide the Company with additional liquidity. The proceeds have been received and are will be used for general working capital purposes.

In connection with the MAF Acquisition, we provided a guaranty of approximately (i) $270,000 of MAF debt which was incurred in connection with MAF’s Acquisition in early 2002 of Boulder Endurance Co., Inc. We also guaranteed a loan obligation of MAF of $650,000, which amount relates to a loan facility from Commerce Bank NA of Flemington, NJ. This obligation, which bears interest at the rate of 6.75% and matures in 2008, is 75% guaranteed by the U.S. Small Business Administration.

Note — 2 Pro Forma Adjustments

The Unaudited Pro Forma Combined Balance Sheet and Statements of Operations are based on the historical balance sheets and statements of operations of Vital Living, Inc. (the “Company”) and MAF as of and for the periods presented herein and as described in Note 1. The Unaudited Pro Forma Combined Balance Sheet gives effect to the combination and the offering of shares and warrants as if such transactions had occurred as of September 30, 2002, and for the Pro Forma Combined Statements of Operations gives effect to the combination as if such transaction had occurred as of January 1, 2001, reflecting the adjustments and assumptions described below:

1) Reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition. The per share value of $1.00 represents the per share purchase price received upon the issuance of shares in a recent private placement offering at $1.00 per share for a total purchase price of $2,500,000. The acquisition is assumed to be accounted for as a purchase resulting in the Company recording goodwill of $3,048,046 representing the purchase price in excess of the fair value of assets and liabilities assumed. The Intangible Assets presented by MAF represents the allocation of the purchase price of Boulder Bar Endurance, Inc. which was acquired effective April 9, 2002. The total purchase price was $390,935 which was comprised of $75,000 of cash and two notes payable which totaled $315,935. The Company also incurred $16,211 of other transaction costs. The transaction was recorded as a purchase. The assets acquired were allocated to the following:

Trademarks	$125,000
Formulations	90,000
Distribution rights	175,935
Other	16,211

Total Purchase Price	$407,146

Under Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which is applicable for acquisitions consummated subsequent to June 30, 2001, we are not required to amortize goodwill or intangible assets with indefinite useful lives. Accordingly no amortization of goodwill or intangibles has been considered. The assets and liabilities in the MAF Acquisition are allocated to the following as of September 30, 2002:

Working Capital	$(350,318)
Long term Assets	423,462
Long term Liabilities	(621,230)
Goodwill	$3,048,046

Total Purchase Price	$2,500,000

The above allocation of the purchase price is based on a preliminary allocation of fair values assigned to assets and liabilities of MAF. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after we obtain third party appraisals and review all available data. Differences between preliminary allocations of the purchase price as presented herein and the final allocation could have a significant impact on the accompanying unaudited proforma financial statements, results of operations and financial position.

2) Reflects the concurrent sale of 1,367,500 shares of common stock at $1.00 per share and a like amount of Series B Warrants and Series C Warrants to acquired common stock of the Company at $1.65 and $2.14 per share, respectively. Proceeds of $1,307,500 (before offering costs of $214,644) from the issue of shares and warrants are intended to be used for general working capital purposes. The issuances of the 1,367,500 shares of common stock and Series B and Series C warrants were issued in a private placement of common shares to accredit investors unrelated to the MAF Acquisition. The private offering of shares was necessary to provide us with additional liquidity. The proceeds have been received and will be used for general working capital purposes.

3) Reflects the elimination of deferred offering costs which will be reimbursed from the proceeds from the offering.

4) See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc included herein for information regarding the calculation of net loss per share. Due to the Company incurring a net loss for all periods presented inclusion of common stock equivalents would be antidilutive, thus the basic and diluted loss per share are the same. The basic and diluted weighted average number of common shares outstanding reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition, the concurrent sale of 1,367,500 shares of the Company’s common stock for $1.00 per share, the same amount of Series B Warrants and Series C Warrants and the exercise of the 1,340,000 Officer’s Warrant. The issuances of common shares in the MAF Acquisition are reflected as outstanding for all the periods presented. The 1,367,500 shares of common stock issued and the common stock issued in contemplation of the exercise of the 4,075,000 warrants are outstanding as if the transaction had occurred as of January 1, 2002.

5) Reflects the acquisition of certain assets of Boulder Bar Endurance, Inc. (“Boulder Bar”) effective April 9, 2002 by MAF. Accordingly, the results of operations of Boulder Bar for the period April 10, 2002 through September 30, 2002 are included within the results of operations of MAF for the nine months ended September 30, 2002. The Pro Forma Combined Statement of Operations gives effect to the combination as if such transaction had occurred as of January 1, 2001.

6) Reflects the acquisition of the assets of Vital Living, Inc. (an Arizona Corporation) effective May 7, 2001 by Vital Living, Inc. (a Nevada Corporation). Accordingly, the results of operations of Vital Living, Inc. (an Arizona Corporation) for the period May 8, 2001 through December 31, 2001 are included within the results of operations of Vital Living, Inc. (a Nevada Corporation) for the period from inception (January 22, 2001) through December 31, 2001. The Pro Forma Combined Statement of Operations gives effect to the Combination as if such transaction had occurred as of January 1, 2001.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Vital Living, Inc.:

We have audited the balance sheet of Vital Living, Inc. as of December 31, 2001 and the related statements of operations, shareholders’ equity, and cash flows for the period from inception (January 22, 2001) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living, Inc. at December 31, 2001 and the results of their operations and their cash flows for the period from inception (January 22, 2001) to December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ WEAVER & MARTIN, LLC Kansas City, Missouri
April 1, 2002

Vital Living, Inc.
Balance Sheet
December 31, 2001

Assets
Current Assets:
Cash	$179
Accounts receivable	9,214
Due from affiliates	37,372
Due from employees	52,500
Inventory	1,887
Prepaid expense and other current assets	23,833

Total current assets	124,985

Equipment	75,443
Computer software	23,350
Accumulated depreciation	(25,036)

73,757

Intangible asset	19,239

$217,981

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$104,271
Note and payables to Officers	191,426
Accrued liabilities	5,410

Total current liabilities	301,107

Commitments and contingencies
Shareholders’ equity:
Preferred stock par $.001, 50,000,000 shares authorized no shares issued or outstanding	—
Common stock $.001 par value 100,000,000 shares Authorized, 13,626,554 issued and outstanding,	13,627
Paid-in capital	946,159
Retained deficit	(1,042,912)

Total shareholders’ equity	(83,126)

$217,981

See notes to financial statements.

Vital Living, Inc.
Statement of Operations
Period from inception (January 22, 2001) to December 31, 2001

Revenue	$90,291

Cost of goods sold	43,402
Inventory write down to market value	262,626

Total cost of goods sold	306,028

Gross profit (loss)	(215,737)
Administrative expense:
Payroll and other labor costs	232,173
Organization cost	150,000
Consulting and Professional fees	184,428
Research and Development	37,500
Office and equipment rent	48,624
Travel	31,878
Miscellaneous	142,572

Total administrative expense	827,175

Net loss	$(1,042,912)

Basic and diluted earnings per share	$(0.08)

Weighted average shares outstanding	12,917,693

See notes to financial statements.

Vital Living, Inc.
Statement of Shareholders’ Equity
Period from inception (January 22, 2001) to December 31, 2001

	Total
	Common	Common	Paid In	Retained	Shareholders'
	Shares	Stock	Capital	Deficit	Equity

Inception	155,000	$155	$15,345	$—	$15,500
Asset Purchase Cash	195,149	195	6,766	—	6,961
Other assets	11,176,405	11,177	387,440	—	398,617
Stock sale	2,100,000	2,100	536,608	—	538,708
Net Loss	—	—	—	(1,042,912)	(1,042,912)

	13,626,554	$13,627	$946,159	$(1,042,912)	$(83,126)

See notes to financial statements.

Vital Living Inc.
Statement of Cash Flows
Period of inception (January 22, 2001) to December 31, 2001

Operating activities:
Net loss	$(1,042,912)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	10,937
Write down of inventory to market	262,626
Change in assets and liabilities:
Accounts receivable	(9,214)
Due from affiliates	(37,372)
Due from employees	(52,500)
Inventory	39,325
Prepaid expense and other current assets	(23,833)
Accounts payable	104,271
Accrued liabilities	5,410

Cash used in operating activities	(743,262)

Investing activities:
Purchase of equipment	(9,154)

Financing activities:
Note and payables to Officers	191,426
Sale of common stock:
Inception	15,500
Asset purchase	6,961
Stock sale	538,708

Cash provided by financing activities	752,595

Increase in cash	179
Cash at beginning of period	—

Cash at end of period	$179

Noncash investing activities:
Acquisition of assets with common stock	$398,617

Supplemental cash flow information:
Interest paid	$—
Income tax paid	$—

See notes to financial statements.

Vital Living, Inc.
Notes to Financial Statements

Note 1 — Significant Accounting Policies

Description of Business:

     Nutritional Systems, Inc. was incorporated in the state of Nevada on January 22, 2001. On May 21, 2001, the company changed its name to Vital Living, Inc. Vital Living develops and markets nutraceuticals formulated by Physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with medical experts based on the best available scientific evidence. Nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen.

Inventories:

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory consists of products available for sale.

Equipment and Software:

     Equipment is recorded at cost. Software is recorded at its purchase price. Depreciation is provided on a straight-line basis. The lives used for items within each property classification range from 5 to 7 years.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

Revenue Recognition:

     Revenue is recognized when products are shipped to customers. The Company’s return policy provides for an unconditional guarantee to its customers for a full refund of any unused product including product that has exceeded its expiration date. All returns are subject to quality assurance reviews prior to acceptance. To date product returns have been minimal and an estimate of future returns is not expected to have a material impact on the Financial Statements. The company offers, from time to time, volume and promotional discounts on the products it sells. These discounts are recorded as a reduction of revenue.

Cash Equivalents:

     The Company’s cash equivalents consist principally of any financial instrument with maturities of generally three months or less and cash investments with high quality financial institutions. The investment policy limits the amount of credit exposure to any one financial institution.

Intangible Asset:

     The Company capitalizes legal expenses incurred for the development of trademarks. The intangible asset is amortized over the 15 years.

Income Taxes:

     Amounts provided for income tax expense are based on income reported for financial statement purpose and do not necessarily represent amounts currently payable under tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expense items are recognized for financial reporting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Under this method, the computation of deferred tax assets and liabilities give recognition to the enacted tax rates in effect in the year the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that the Company expects to realize.

Research and Development

     Research and development costs relating to both present and future products are expensed when incurred. There were no research and developmental expenses for the period ended December 31, 2001.

Estimated Fair Value of Financial Instruments

     Carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and notes payable approximate their fair value due to their short maturity.

Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. At various times during the year, the Company has cash balances in excess of federally insured limits. The Company maintains its cash, which consists primarily of demand deposits, with high quality financial institutions, which the Company believes, limits risk.

Net Loss Per Share

     The Company computes loss per share in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 128, “Earnings Per Share.” This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per shares computation.

     The Company’s potentially issuable shares of common stock pursuant to outstanding stock options are excluded from the Company’s diluted computation, as their effect would be anti-dilutive. This basic and diluted loss per share is the same.

Long-Lived Assets

     Long-lived Assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined as of December 31, 2001, there had been no impairment in the carrying value of long-lived assets.

Stock Based Compensation

     The Company provides for stock based compensation in accordance with SFAS No. 123 — “Accounting for Stock Based Compensation.” Under SFAS No. 123, the Company is permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply its current accounting policy under Accounting Principles Board Opinion No. 25 (“APB No. 25”) and recognize compensation expense, if any, based on the intrinsic value of the equity instruments at the measurement date. The Company elected to continue following the provisions of APB No. 25.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business combination,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These pronouncements provide guidance on how to account for the acquisition of businesses and intangible assets, including goodwill, which arise from such activities. SFAS No. 141 affirms that only one method of accounting may be applied to a business combination, the purchase method. SFAS No. 142 provides that goodwill resulting from business combinations as well as other intangible assets no longer be amortized to expense, but rather requires an annual assessment of impairment and, if necessary, adjustments to the carrying value of goodwill.

     The Company does not expect the adoption of SFAS No. 142 to have a material effect on its financial position or results from operations.

Note 2 — Contingencies

Going Concern:

     The accompanying financial statements at December 31, 2001 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered losses from operations during its operating history. The ability of the Company to continue as a going concern is dependent upon obtaining future profitable operations. Management is in the process of acquiring and developing products for sale which would generate revenue to sustain the operations of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Mergers and Acquisitions

     On May 7, 2001 the Company acquired assets from Vital Living, Inc. an Arizona Corporation. The fair market value ($405,578) of assets acquired was based on actual cost less any depreciation or amortization. In consideration for the assets the Company issued 11,371,554 common shares restricted by Rule 144. The assets acquired were as follows:

Cash	$6,961
Inventory	303,839
Equipment	55,448
Computer Software	19,180
Intangible Asset< Legal fees, regarding trademark	20,150

$405,578

     The company also received the right to the name “Vital Living” and other product names. There was no value assigned to the goodwill and other proprietary items obtained in the acquisition.

     On August 16, 2001 the Company merged with VCM Technology Limited (VCM) in a reverse acquisition merger. VCM was a reporting public shell with no material assets or liabilities and no operations. Pursuant to Rule 12g 40 Section 3(b) of the Securities Act and Regulation D promulgated 3(a) of the Securities Exchange Act of 1934, the Company is the successor issuer to VCM for reporting purposes under the Securities Exchange Act of 1934, as amended.

     The Company agreed to exchange 5,062 shares of common stock to the sole stockholder of VCM in exchange for 100% of the issued and outstanding stock VCM. The shares had not been issued as of December 31, 2001.

Note 4 — Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach for computing deferred income taxes. As of December 31, 2001, the Company had a net operating loss carry forward for Federal income tax reporting purposes amounting to approximately $1,042,912, which expires in 2016.

     The components of the deferred tax asset as of December 31, 2001 was as follows:

2001

Benefit of net operation loss carry forwards	$417,000
Less valuation allowance	(417,000)

Net deferred tax asset	$—

     As of December 31, 2001, sufficient uncertainty exists regarding the realizability of these operating loss carry forwards and, accordingly, a valuation allowance has been established.

Note 5 — Shareholders’ Equity

     In July 2001, the Company completed a public offering that was offered without registration under the Securities Act of 1933, as amended (The “Act”), in reliance upon the exemption from registration afforded by Section 3(b) of the Securities Act and Regulation D promulgated there under. On June 26, 2001 the Company received a letter of effectiveness for its registration filed under NRS 90.490 with the State of Nevada Securities Division. The registration pertained to 2,100,000 shares of common stock at a price of $0.28 per share for a total amount of $588,000. Pursuant to the registration, the Company raised the full amount of $588,000. This amount and any prior securities sold by the company in the prior 12 months did not exceed $1 million. The securities were sold pursuant to Nevada regulations utilizing a series 63 agent, with a fee paid of 2% of the total funds raised in Nevada for handling prospectus delivery, subscription monitoring and handling the bank impound account.

     On August 14, 2001 the Company amended it Articles of Incorporation to increase the authorized capitalization to 100,000,000 shares of common stock with par value of $0.001 and 50,000,000 shared of preferred stock with a par value of $0.001.

Note 6 — Stock Option Plan and Stock Warrants

     The 2001 stock option plan (Plan) allows the company to grant options to employees, officers, directors, consultants and independent contractors. A maximum of 2,500,000 shares are authorized for issuance under the Plan. On August 1, 2001, the company issued 45,000 options each to four individuals for marketing. The options vest quarterly over three years and are exercisable at a price of $0.35 per share. The options are for a five year period.

     On August 21, 2001, the Company entered into a distribution agreement whereby the Company’s products are to be sold to the distributor’s customers. In consideration for the services performed the Company issued 1,000,000 options. The exercise price is $0.35 per option and the options have a five year life. At the execution of the agreement, 300,000 options were vested, provided that the options are subject to recall if the distributor does not have $2,000,000 of gross aggregate sales in a 30 month period. The remaining options vest as follows: 100,000 vest at aggregate sales of $5,000,000; 200,000 vest at aggregate sales of $8,000,000; 200,000 vest at aggregate sales of $12,000,000; and 200,000 vest at aggregate sales of $15,000,000.

     On August 21, 2001, the Company entered into an agreement whereby the Company’s products will be endorsed and a logo identifying the developer will be put on the products. In consideration for the services the Company issued 1,000,000 options. The exercise price is $0.35 per share and the options have a two year life from the date the options become vested. 600,000 options are issued upon agreeing to the contract. An additional 200,000 options will vest when the organization has aggregate sales of $1,000,000 and an additional 200,000 options vest when aggregate sales reach $1,500,000.

     Granted and outstanding options at December 31, 2001 were 2,180,000 at a price of $0.35. No options were exercised or cancelled. The fair value of the options was zero based on the Black-Scholes pricing model with the following assumptions:

Dividend yield	0%
Volatility	0%
Weighted average expected life	3 years
Risk free interest rate	3.76%

     On October 1, 2001 the Company entered into employment agreements with certain Officers of the Company. In conjunction with those agreements, the Company issued warrants to purchase stock at an exercise price of $0.35 per share exercisable for three years. The total number of warrants issued was 1,750,000. The value of the warrants based on the Black — Scholes pricing model was zero and was based on the same assumptions as above.

     A summary of the status of the Company’s common stock options and warrants and changes as of December 31, 2001 are presented as follows:

	Number of	Weighted	Number of	Weighted
	Common Stock	Average Exercise	Common Stock	Average Exercise
	Options	Price	Warrants	Price

Beginning Blanace	—	$—	—	$—
Granted	2,180,000	$0.35	1,750,000	$0.35
Exercised	—	$—	—	$—
Expired	—	$—	—	$—

Ending Balance	2,180,000	$0.35	1,750,000	$0.35

Exercisable	915,000	$0.35	1,750,000	$0.35

     The Company uses the intrinsic value method to determine compensation costs pursuant to APB No. 25. Had compensation cost been determined consistent with SFAS No. 123, the net loss and basic and diluted loss per share would have been the same as what has been reported.

Note 7 — Inventory Writedown

     At September 30, 2001 the Company wrote its inventory down to the market of the overall inventory. This was done because sales of the products were not as expected and the products were within six months of expiration.

Note 8 — Commitments

     The Company entered into an operating lease for office and warehouse space. The term of the lease is month-to-month with a minimum of 90 days needed to terminate the lease. The lease is with an affiliated entity of an officer of the Company. The monthly rent is $2,500 per month. Beginning May 7, 2002 the monthly rent will increase to $2,750 per month.

     On October 1, 2001, the Company entered into employment agreements with three Officers. The agreements called for base salaries for three years covered by the agreement of $430,000; $456,000; and $480,000. In addition, 1,750,000 warrants were issued (see Note 7) and a bonus was accrued totaling $54,000. The Company has a consulting agreement with $31,000 unearned at December 31, 2001. The remaining payments are due in 2002.

Note 9 — Prepaid Expenses

     Included in prepaid expense is three months of rent totaling $7,500. This will be expensed at $2,500 per month. Also included is eight months of consulting retainer totaling $18,333. This will be expensed at $1,667 per month.

Note 10 — Related Party Transactions

     The Company has a receivable from Camper Club of America, Inc., CCA Products, Inc. and a corporation previously doing business as Vital Living totaling $37,372. Interest is at 6%. The Company has advanced $52,500 to two officers. Interest is at 6%.

     The Company has an unsecured demand note payable to the chief executive officer totaling $43,500. Interest is at 10%. The Company also has payables to officers totaling $147,926.

     The Company rents its office space from an affiliate company and reimburses that company for out-of-pocket supplies and miscellaneous items. Total amounts paid for rent and office costs was $51,095.

     The Company utilized consulting and professional services from Officers, entities owned by Officers and consultants affiliated with the Company totaling $164,250.

Note 11 — Subsequent Event

     In January 2002, the Company granted 75,000 options to an employee. The exercise price is $1.00 and the options vest yearly subject to certain provisions that can accelerate vesting. There are 25,000 options vesting in year 1, 2 and year 3. The option will expire in January 2006.

     On March 25, 2002 Vital Living entered into a 2 year Consulting Agreement with Leslie D. Michelson. Under the terms of the agreement Mr. Michelson, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of common stock in Vital Living at a price of $1.00 per share. The warrants vest over 17 months. The warrants are being issued without registration based upon the relationship between Mr. Michelson and Mr. Edson, in reliance upon the exemption from registration afforded by Section 4(2), and Rule 701 of the Securities Act.

     On March 25, 2002 Vital Living entered into a 2 year Consulting Agreement with Brian C. Smith. Under the terms of the agreement Mr. Smith, in addition to monthly payments of $2,000, received warrants to purchase 150,000 shares of common stock in Vital Living at a price of $1.00 per share. The warrants vest over 17 months. The warrants are being issued without registration based upon the relationship between Mr. Smith and Mr. Edson, in reliance upon the exemption form registration afforded by Section 4(2), and Rule 702 of the Securities Act.

     On March 25, 2002 Vital Living entered into a 2 year Consulting Agreement with Michael H. Davidson. Under the terms of the agreement Dr. Davidson, in addition to monthly payments of $4,200 per month, received options to purchase 200,000 shares of common stock in Vital Living at a price of $1.00 per share. The options vest over 17 months. The options are being issued without registration based upon the relationship between Dr. Davidson and Mr. Edson, in reliance upon the exemption form registration afforded by Section 4(2), Rule 702 of the Securities Act.

     In February and March, 2002, the Company sold in various transaction 175,000 shares of 10% Series A Preferred Stock (stock) at a price of $1.00 per share. The shares were sold without registration. The stock had a dividend provision of 10% per annum paid semi-annually; preference in liquidation of $1.00 per share; redemption at the preference of the Board of Directors within twelve months paying $1.50 per share; and convertible at any time after one year of issuance (and prior to the redemption date, in any, fixed in the redemption notice). The conversion price for the period of the first anniversary to the fifteenth month if issuance is equal to the initial payment price ($1.00) or the fifteenth to eighteenth month at a price of 60% of the average closing price of the common stock for 30 days prior to conversion or after the eighteenth month the stock automatically converts at the greater if issued price or trading conversion price.

REPORT OF INDEPENDENT ACCOUNTANTS

The Members
MAF BioNutritionals, LLC

     We have audited the accompanying balance sheet of MAF BioNutritionals, LLC (the “Company”) as of December 31, 2001 and the related statements of operations, members’ deficiency and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the financial position of MAF BioNutritionals, LLC as of December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb and Co., LLP

New York, New York
November 13, 2002

MAF BIONUTRITIONALS, LLC

BALANCE SHEET

DECEMBER 31, 2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$490,686
Accounts receivable	7,075
Inventories	131,696
Other current assets	3,323

TOTAL CURRENT ASSETS	632,780

PROPERTY AND EQUIPMENT, net	9,607
OTHER ASSETS	5,796

$648,183

LIABILITIES AND MEMBERS’ CAPITAL DEFICIENCY
CURRENT LIABILITIES
Current portion of note payable	$92,850
Accounts payable	206,662
Note payable — related party	21,704
Accrued expenses	165,231
Advances from members	14,714
Loans payable — member	34,000
Accrued compensation	59,922

TOTAL CURRENT LIABILITIES	595,083

NOTE PAYABLE	557,150
SUBORDINATED CONVERTIBLE DEBT	1,000,000

MEMBERS’ CAPITAL DEFICIENCY	(1,504,050)

$648,183

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2001	2000

SALES	$961,683	$1,090,012
COSTS OF SALES	522,195	848,177

GROSS PROFIT	439,488	241,835
OPERATING EXPENSES	1,253,101	530,849

OPERATING LOSS	(813,613)	(289,014)

OTHER (INCOME) EXPENSE:
Interest income	(1,817)	—
Interest expense	35,740	—

NET LOSS	$(847,536)	$(289,014)

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF MEMBERS’ CAPITAL DEFICIENCY

YEARS ENDED DECEMBER 31, 2001 AND 2000

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 1999	$(411,500)
NET LOSS	(289,014)

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 2000	(700,514)
CONTRIBUTIONS	44,000
NET LOSS	(847,536)

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 2001	$(1,504,050)

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(847,536)	$(289,014)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,597	5,024
Changes in assets and liabilities:
Accounts receivable	9,834	(9,587)
Inventories	(68,780)	(14,626)
Other assets	(2,823)	(2,458)
Accounts payable	29,092	70,388
Accrued expenses	125,838	(643)
Accrued compensation	59,922	—

TOTAL ADJUSTMENTS	170,680	48,098

NET CASH USED IN OPERATING ACTIVITIES	(676,856)	(240,916)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,133)	—

NET CASH USED IN INVESTING ACTIVITIES	(17,133)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subordinated convertible debt	1,000,000	—
Proceeds — advances from member	4,002	(760)
Payments of notes payable	(375,000)	—
Payments of notes payable — related parties	(145,000)	—
Proceeds from notes payable	650,000	196,453
Contributions	44,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,178,002	195,693

NET INCREASE (DECREASE) IN CASH	484,013	(45,223)

CASH, BEGINNING OF YEAR	6,673	51,895

CASH, END OF YEAR	$490,686	$6,672

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$4,649	$—

     See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2001 AND 2000

1.	THE COMPANY

MAF BioNutritionals, LLC (“MAF” or the “Company”), is a company located in Boonton, New Jersey formed in 1998. MAF is engaged in the design, formulation, marketing and distribution of a variety of organic and all-natural products

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Inventories — inventory is valued at the lower of cost (first-in, first-out basis) or market.

B.	Property and equipment — Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

C.	Estimates — The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D.	Accounts Receivable — Accounts receivable are written off as bad debts when they are deemed uncollectible by management on a specific identification basis.

E.	Fair Value of Financial Instruments — The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

F.	Income Taxes — The Company has been organized as a limited liability company (“LLC”). As such, no provision or credit has been made in the accompanying financial statements for federal or state income taxes. Any income taxes are the responsibility of the individual members of the LLC.

G.	Revenue Recognition — Sales are recognized at the time goods are shipped.

H.	Cash and cash equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

3.	SUBORDINATED CONVERTIBLE DEBT

During 2001, the Company issued a series of subordinated convertible promissory notes for $1,000,000. The notes are convertible into Class B Membership Interests which on a fully convertible basis represents 15% of total membership interests of the Company. The notes mature on June 1, 2003 with interest thereon at the rate of 8% per annum. Interest shall be payable in one installment on the maturity date. Accrued interest was $24,480 as of December 31, 2001.

Upon the occurrence of a private sale, each note shall be converted in whole, at the outstanding principal and interest amount thereof into Class B Membership Interests. The price shall be equal to the lessor of (i) $100,000 per 1.5% Membership Interest in the Company or (ii) the price per 1.5% Membership Interest paid by a purchaser of Membership Interests in the Private Sale. Upon notice to the Company from a Noteholder, the Company shall convert, in whole, the outstanding principal and interest amount of the Note into Class B Membership Interests of the Company. The Conversion price shall be equal to $100,000 per 1.5% Membership Interest in the Company

4.	NOTE PAYABLE

Note payable consists of the following at December 31, 2001:

Note payable, due September 25, 2008, collateralized by the Company’s assets and personally guaranteed by members of the Company, bearing interest at prime plus 1.5%, payable in monthly principal and interest payments	$650,000

Less: Current Portion	92,850

$557,150

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Estimated
	Useful Lives
Machinery and equipment	5 years	$21,221
Furniture and fixtures	7 years	7,442
Leasehold improvements	Life of the lease	11,074

		39,737
Accumulated depreciation		(30,130)

		$9,607

Depreciation and amortization expense was $17,597 and $5,024 for the years ended December 31, 2001 and 2000, respectively

7.	COMMITMENTS AND CONTINGENCIES

Operating lease

The Company rents office and warehouse space under a noncancellable operating lease agreement in Boonton, New Jersey which required monthly payments of $2,773 through August 2001 and monthly payments of $2,873 through August of 2002. Rent expense was $31,003 and $38,724 for the years ended December 31, 2001 and 2000, respectively

Legal proceedings

On December 27, 2001, a summons and complaint was filed against the Company for breach of contract. The plaintiff is claiming damages of $85,266, exclusive of interest, costs and fees. In November 2002, the Company agreed to pay $38,000 in exchange for mutual releases and dismissal of the case

8.	RELATED PARTY TRANSACTIONS

In April, 1998 the Company acquired a customer list from a company owned by a member of MAF for $77,500 paid by a promissory note. In 2001 the Company made an entry to record amortization expense which was not recorded since the date of the acquisition. The customer list had a 3 year life and is fully amortized at December 31, 2001. The outstanding balance on the note payable was $21,704 at December 31, 2001.
Loans payable to members accrue interest at 8% annually and are payable on demand. Loan payable to member was $34,000 and accrued interest was $6,610 at December 31, 2001.

9.	SUBSEQUENT EVENT

On April 9, 2002, the Company entered into an agreement to acquire certain assets of Boulder Bar Endurance, Inc., a Colorado corporation (“Boulder”). The purchase price for the acquired assets is $400,292. The purchase price is to be paid in the following manner: At the Closing MAF shall pay to Boulder $84,357 (ii) MAF shall deliver to Boulder a promissory note in the principal amount of $275,000 and (iii) MAF shall deliver to Boulder a promissory note in the principal amount of $40,935.

The Company also entered into consulting contracts with two principals of Boulder for $25,000 per contract. The term of the contracts shall begin April 9, 2002 and shall continue for a period of 6 months thereafter unless terminated. At the end of the contracts each principal shall be entitled to receive a 1% Membership Interest in the Company

On October 8, 2002, the Subordinated Convertible Debt of $1,000,000 plus accrued interest of $85,497 was converted to equity

In October 2002, all related party payable was forgiven or converted to equity

On October 23, 2002, the Company entered into a Stock Purchase Agreement (“Agreement”) with Vital Living, Inc. (“Vital”). Pursuant to the agreement the Company is selling 100% membership interests to Vital for 2,500,000 Restricted shares of Common Stock of Vital, and guaranty of certain debt of the Company. The debt guaranteed by Vital includes $270,000 of debt incurred in connection with the acquisition of Boulder in April 2002, and a $650,000 note payable which bears an interest rate of prime plus 1.5% and matures on September 25, 2008.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

PAGE

Prospectus Summary	4
Risk Factors	9
We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders	9
We Have Suffered Historical Losses and We May Incur Such Losses in the Future. Accordingly, We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained on Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders	9
We May Not Have Sufficient Cash Resources for Needed Research and Development, Further Hindering Our Growth	9
Servicing Existing Debt Obligations Will Negatively Impact Our Cash Flow During The Next 18 to 24 Months	10
If We Are Unable To Compete Effectively With Existing or New Competitors, Our Existing Business Will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented	10
Our Business Plan Is Heavily Dependent Upon The Support Of The Medical Community And A Lack of Such Support Would Significantly Reduce Anticipated Sales	10
Other Than on Our Website, We Do Not Market Our Own Products, and Instead We Rely On Third Party Sales Agents, Representatives And Distributors To Sell Our Products	11
Until Sales Increase We Are Not Likely To Receive Favorable Terms In Either The Acquisition of Raw Materials For Our Products, or The Manufacture of our Inventory; Risk of Price Changes In Raw Materials	11
Our Business Operations Are Subject To Governmental Regulations, Which May Change In A Manner Which Adversely Affects Our Business	12
The Board of Directors and Scientific Advisory Board Consist of Many New Members Who May Be Either Unable to Spend Adequate Time Or Who Are Unfamiliar With Our Operations So That They May Be Unsuitable For Addressing Our Evolving Business Strategy	12
Our Risk Management Insurance May Be Inadequate	12
We Are Highly Dependent on Key Personnel To Manage Our Growth And The Integration of Acquired Business	12
We Have Incurred Significant Costs By Virtue of Issuing Securities to Consultants And Directors And In The Future We May Continue to Issue Securities In This Manner To Preserve Cash	13
Through A Voting Agreement, Certain Officers and Directors Can Dominate the Board of Directors, Making It Unlikely That Other Shareholders Will Impact the Direction of the Company	13
An Active Public Market May Not Develop; Investors Should Note That The Price of Our Stock May Be Affected By Trading Volatility and The Market Where It Is Quoted; Investors Should Note That The Possibility of The Delisting of Our Securities From Over-the-Counter System	13
Risks of Low Priced or Penny Stocks	14
It Is Highly Unlikely That We Will Pay A Dividend; Investors Are Most Likely To Have A Return Of Their Investment Through An Appreciation In The Share Price Of The Common Stock	14
The Possible Sale Of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact On the Price Of Our Common Stock	15
The Possible Issuance of Preferred Stock May Make An Acquisition of the Company Less Likely, and May Also Reduce The Value of The Common Stock	15
Investors Should Be Aware of The General Uncertainty Regarding Future Business Operations	15

The Problems Associated With Future Acquisitions May Adversely Effect Our Results	16
Use of Proceeds	16
Dividend Policy	16
Selected Historical Financial and Operating Data	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	18
Business	21
Management	32
Involvement In Certain Legal Proceedings	37
Selling Shareholders: Plan Of Distribution	40
Certain Relationships and Related Transactions	43
Description of Securities	44
Description of Capital Stock and Other Securities	48
Shares Eligible for Future Sale	48
Legal Matters	48
Experts	48
Additional Information	49
Index to Financial Statements	50

PART II

EXHIBITS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors of the Company are presently entitled to indemnification as expressly authorized under Section 78.751 of the Nevada General Corporation Law (“Section 78.751”) and Article VI of the Bylaws of the Company (which generally authorize the Company to indemnify its Agents where such indemnification is authorized by Section 78.751). Section 78.751 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

     Article X of the Company’s Restated Articles of Incorporation (Exhibit 3.1) provides that a director will not be liable for monetary damages arising out of the director’s breach of his or her fiduciary duties to the Company. The limitation on personal liability does not apply to acts or omissions which include intentional misconduct, fraud, knowing violations of law or unlawful distribution prohibited by Nevada Revised Statutes Section 78.30

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated except as noted):

SEC registration fee	$785
NASDAQ filing fee (estimate)	NA
Printing and engraving expenses (estimate)	10,000
Legal fees and expenses (estimate)	20,000
Accounting fees and expenses (estimate)	25,000
Miscellaneous	4,215

Total	$60,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     1.     Nevada Offering. In July 2001, the Company completed a public offering that was offered without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration afforded by Section 3(b) of the Securities Act and Regulation D promulgated thereunder. On June 26, 2001, the Company received a letter of effectiveness for its registration filed under NRS 90.490 with the State of Nevada Securities Division. The registration pertained to 2,100,000 shares of common stock at a price of $0.28 per share for a total amount of proceeds of $588,000 which was the full amount of the offering. This amount and any prior securities sold by the Company in the prior 12 months did not exceed $1.0 million. The securities were sold pursuant to Nevada regulations utilizing a series 63 agent, with a fee paid of 2% of the total funds raised in Nevada for handling prospectus delivery, subscription monitoring and handling the bank impound account.

     2.     Option Grants to Strategic Partners. The Company is party to an August 2001 agreement with the Arizona Heart Institute pursuant to which AHI was granted an option to acquire 1.0 million shares of our Common Stock at $0.35 per share, subject to a vesting schedule as follows: 600,000 options which will vest upon AHI agreeing to endorse, distribute and product the logo, 200,000 options vesting when gross aggregate sales equal or exceed $1,000,000, and an additional 200,000 options which will vest when gross aggregate sales equals or exceeds $1.5 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date exercised, pursuant to Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up. This grant was exempt under Securities 4(2) of the Securities Act, as amended.

     In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1 million shares of our Common Stock at $0.35 per share, subject to the following vesting schedule: 300,000 options were deemed to have vested on August 21, 2001, the date of the agreement, however the shares are subject to recall by the Company if gross aggregate sales of the products does not equal or exceed $2.0 million within the first 30 months; 100,000 options will vest when gross aggregate sales equal $5,000,000; an additional 200,000 options will vest when gross aggregate sales equal $8 million; an additional 200,000 options will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 options will vest when gross aggregate sales reach or exceeds $15.0 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date of such exercise, under Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up. This grant was exempt under Section 4(2) of the Securities Act, as amended.

     3.     Options and warrants granted to Consultants and members of the Scientific Advisory Board. On March 25, 2002 we entered into a 2 year Consulting Agreement with Leslie D. Michelson. Under the terms of the agreement, Mr. Michelson, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of our Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

     On March 25, 2002, we entered into a two year Consulting Agreement with Brian C. Smith. Under the terms of the agreement, Mr. Smith, in addition to monthly payments of $2,000, received warrants to purchase 150,000 shares of Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

     On May 19, 2002, we entered into a two year Consulting Agreement with Stephen Songsheng Cheng. Under the terms of the agreement, Mr. Chen received options to purchase 200,000 shares of our Common Stock at a price of $3.00 per share. The options vest over 24 months.

     On March 25, 2002, we entered into a two year Consulting Agreement with Michael H. Davidson. Under the terms of the agreement Dr. Davidson, in addition to monthly payments of $4,200, received options to purchase 200,000 shares of our Common Stock at a price of $1.00 per share. The options vest over 17 months.

     On May 15, 2000, we entered into a three year Scientific Advisory Board Agreement with Dr. Dennis Sprecher. Under the terms of the agreement, Dr. Sprecher will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with Vital Living’s Nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Sprecher, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

     On May 16, 2002, we entered into a one year Scientific Advisory Board Agreement with Thomas Allison, PHD and the Mayo Foundation for Medical Education and Research. Under the terms of the agreement, Dr. Allison will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Allison shall receive payments of $1,250 per Scientific Advisory Board meeting, which shall be paid directly to the Mayo Foundation.

     On May 7, 2002, we entered into a three year Scientific Advisory Board Agreement with David Maron, MD. Under the terms of the agreement Dr. Maron, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

     Effective as of August 12, 2002, the Company issued 48,000 shares of its Common Stock to HCFP/Brenner Securities (“Brenner”) pursuant to the terms of the agreement between the Company and Brenner relating to certain investment banking services.

     Effective September 20, 2002, Martin Wallace was granted the right to receive nonqualified stock options (the “Options”) to acquire up to 500,000 shares of the Company’s common stock at an exercise price equal to $1.50. Such Options vest at a rate equal to 2 times the number of Units of paid in full orders for the Product from “Conforming Contracts” (as such term is defined below) during the 12 month period commencing extending through September 30, 2003. A Conforming Contract is a contract with a Medical Service Provider which, among other conditions, agrees to actively endorse and promote the Company’s products and who contractually agrees that the products will be the exclusive products endorsed and promoted by them relative to the particular disease for which it is intended.

     Effective as of November 7, 2002, the Company authorized the issuance of 68,000 shares of its common stock to Mark Behringer, 32,000 shares of its common stock to Robert A. Cooke, and 33,000 shares of its common stock to Weil Consulting Corporation in respect of consulting agreements.

     Each of the foregoing grants was exempt as not making a public offering under Section 4(2) of the Securities Act as they did not constitute a public offering.

     4.     Series A Preferred Private Placement. Between February and June 2002, we sold, for $3,172,000, in an exempt private placement to accredited investors under Rule 506 under Regulation D, 3,172,000 shares of 10% Series a Preferred Stock. The holders of the Preferred Stock are entitled to a preferred dividend at the rate of 10% per annum. Dividends on the Preferred Stock will be cumulative and shall be paid in additional shares of Preferred Stock at a price equal to $1.00 per share and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein.

     5.     Options to Directors. Effective as of August 12, 2002 the Company issued 30,000 shares of the Company’s common stock to Robert Eide and 30,000 shares of the Company’s common stock to Donald Hannah for their respective services as directors of the Company.

     This grant was exempt under Rule 4(2) of the Securities Act of 1933, as amended.

     6.     MAF Acquisition. On November 20, 2002 the Company completed the acquisition (the “MAF Acquisition) of privately-held MAF BioNutritionals (“MAF”) of Boonton, NJ, an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide. The purchase price was 2,500,000 restricted shares of the Company’s Common Stock, with no registration rights. The issuance of securities in the acquisition was not a public offering, and thus was an exempt offering under Section 4(2) of the Securities Act. Concurrently with the closing of the MAF Acquisition, the Company authorized the issuance of 60,000 shares of Common Stock to Aegis Capital Corp in connection with investment banking activities rendered in connection the transaction.

     7.     MAF Private Placement. Concurrently with the closing of the MAF Acquisition, the Company completed initial placement of Units to 12 accredited investors, each Unit consisting of 70,000 shares of Common Stock, five year warrants to acquire a 70,000 shares of Common Stock, such warrants exercisable at $1.65 per share (the “Series B Warrants”) and warrants to acquire 70,000 shares of Common Stock at an exercise price of $2.14 per share (the “Series C Warrants”). The total raised by the Company was $1,367,500. The aggregate number of shares of Common Stock issued at the Initial Closing was 1,367,500 shares. The identity of each investor is set forth under selling shareholders. This offering was exempt pursuant to Rule 506 of Regulation D, under the Securities Act of 1933.

     No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 27. (A) EXHIBITS

Exhibit
Number	Description

2.1	Agreement and Plan of Merger between Vital Living, Inc. and VCM Technology Limited(1)
2.2	Stock Purchase Agreement dated as of October 23, 2002 by and among Vital Living, Inc., MAF BioNutritionals, LLC, a New Jersey limited Liability company, William A. Coppel, Kenneth Martin, Phillip B. Maffetone, Leslie C. Quick, III, Thomas C. Quick and Kenneth Glah (3)
3.1	Certificate of Merger between Vital Living, Inc. and VCM Technology Limited(1)
3.2	Amended and Restated Articles of Incorporation for Vital Living, Inc.(1)
3.3	Amended and Restated Bylaws for Vital Living, Inc. (1)
4.1	Form of Subscription Agreement(3)
4.2	Form of Registration Rights Agreement(3)
4.3	Form of Series A Warrant(4)
4.4	Form of Series B Warrant(3)
4.5	Form of Series C Warrant(3)
4.6	Certificate of Determination of Series A Preferred(4)
4.7	Voting Agreement(3)
10.1	Agreement with Arizona Heart Institute dated August 21, 2001(5)
10.2	Agreement with AHI Management Hong Kong, Ltd., Ltd. Dated August 21, 2001(5)
10.3	Employment agreement with Bradley D. Edson(5)
10.4	Employment agreement with Eric Anderson(5)
10.5	Consulting agreement with Howard Wernick(5)
10.6	Lock up Agreement with Brad Edson, Martin Gerst, Donald Hannah Kenneth Lind(5)
10.7	Form of Amended Lock Up Agreement**
10.8	Tempe, Arizona Property Lease(5)
10.9	Amendment to Agreement with AHI Management Hong Kong, Ltd., Ltd.

Exhibit
Number	Description

dated February 26, 2002 (6)
10.10	Consulting Agreement with Leslie D. Michelson (7)
10.11	Consulting Agreement with Brian C. Smith (7)
10.12	Consulting Agreement with Michael H. Davidson (7)
10.13	Clinic Trial Agreement with the Phoenix Fire Department **
10.14	Amendment to Employment Agreement with Brad Edson (8)
10.15	Restated Employment Agreement with Stuart Benson (8)
10.16	Employment Agreement with William Copell (8)
10.17	Peck and Gross Consulting Agreement **
10.18	CBH Allied Distribution Agreement **
10.19	Agreement with National Provider Nationwide **
10.20	Consulting Agreement with Martin Wallace **
10.21	Consulting Agreement with Weil Consulting Corporation**
10.22	Consulting Agreement with Mark Behringer **
10.23	Consulting Agreement with Robert A. Cooke **
10.24	Consulting Agreement with Martin Gerst **
23.1	Consent of Weaver & Martin LLC **
23.2	Consent of Sherb & Co., LLP **

(1)	Filed in Form 8-K on October 1, 2001

(2)	Filed on Form 8-K on November 20 , 2001

(3)	Filed on Form 8-K on November 4, 2002

(4)	Filed on Form 8-K on July 2, 2002

(5)	Filed in Form 8-K on February 28, 2002

(6)	Filed on Form 8-K on February 28, 2002

(7)	Filed on From 10-KSB on April 1, 2002 for the year ended December 31, 2001.

(8)	Filed on Form 8-K on December 5, 2002

**	Filed herewith

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Nevada General Corporation Law, the Articles of Incorporation of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim of or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1)  For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.”

     (2)  That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     In accordance with the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on this 6 day of March 2003.

VITAL LIVING, INC.

By: /s/ BRADLEY D. EDSON

Bradley D. Edson
Chairman of the Board and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ BRADLEY D. EDSON Bradley D. Edson	Chairman of the Board and Chief Executive Officer	March 6, 2003

/s/ WILLIAM COPPEL William Coppel	Chief Operating Officer and Director	March 6, 2003

/s/ WILLIAM VRELAND William Vreland	Chief Financial Officer	March 6, 2003

/s/ STUART BENSON Stuart Benson	Vice Chairman, Executive Vice President, Secretary and Treasurer	March 6, 2003

/s/ CARSON BEADLE Carson Beadle	Director	March 6, 2003

Donald Hannah	Director	March , 2003

/s/ ROBERT EIDE Robert Eide	Director	March 6, 2003

Leslie Quick	Director	March , 2003

VITAL LIVING, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2002

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger between Vital Living, Inc. and VCM Technology Limited(1)
2.2	Stock Purchase Agreement dated as of October 23, 2002 by and among Vital Living, Inc., MAF BioNutritionals, LLC, a New Jersey limited Liability company, William A. Coppel, Kenneth Martin, Phillip B. Maffetone, Leslie C. Quick, III, Thomas C. Quick and Kenneth Glah (3)
3.1	Certificate of Merger between Vital Living, Inc. and VCM Technology Limited(1)
3.2	Amended and Restated Articles of Incorporation for Vital Living, Inc.(1)
3.3	Amended and Restated Bylaws for Vital Living, Inc. (1)
4.1	Form of Subscription Agreement(3)
4.2	Form of Registration Rights Agreement(3)
4.3	Form of Series A Warrant(4)
4.4	Form of Series B Warrant(3)
4.5	Form of Series C Warrant(3)
4.6	Certificate of Determination of Series A Preferred(4)
4.7	Voting Agreement(3)
10.1	Agreement with Arizona Heart Institute dated August 21, 2001(5)
10.2	Agreement with AHI Management Hong Kong, Ltd., Ltd. Dated August 21, 2001(5)
10.3	Employment agreement with Bradley D. Edson(5)
10.4	Employment agreement with Eric Anderson(5)
10.5	Consulting agreement with Howard Wernick(5)
10.6	Lock up Agreement with Brad Edson, Martin Gerst, Donald Hannah Kenneth Lind(5)
10.7	Amended Lock Up Agreement**
10.8	Tempe, Arizona Property Lease(5)
10.9	Amendment to Agreement with AHI Management Hong Kong, Ltd., Ltd. dated February 26, 2002 (6)
10.10	Consulting Agreement with Leslie D. Michelson (7)
10.11	Consulting Agreement with Brian C. Smith (7)
10.12	Consulting Agreement with Michael H. Davidson (7)
10.13	Clinic Trial Agreement with the Phoenix Fire Department **
10.14	Amendment to Employment Agreement with Brad Edson (8)
10.15	Restated Employment Agreement with Stuart Benson (8)
10.16	Employment Agreement with William Copell (8)
10.17	Peck and Gross Consulting Agreement **
10.18	CBH Allied Distribution Agreement **
10.19	Agreement with National Provider Nationwide **
10.20	Consulting Agreement with Martin Wallace **
10.21	Consulting Agreement with Weil Consulting Corporation**
10.22	Consulting Agreement with Mark Behringer **
10.23	Consulting Agreement with Robert A. Cooke **
10.24	Consulting Agreement with Martin Gerst **
23.1	Consent of Weaver & Martin LLC **
23.2	Consent of Sherb & Co., LLP **

(1)	Filed in Form 8-K on October 1, 2001

(2)	Filed on Form 8-K on November 20 , 2001

(3)	Filed on Form 8-K on November 4, 2002

(4)	Filed on Form 8-K on July 2, 2002

(5)	Filed in Form 8-K on February 28, 2002

(6)	Filed on Form 8-K on February 28, 2002

(7)	Filed on From 10-KSB on April 1, 2002 for the year ended December 31, 2001.

(8)	Filed on Form 8-K on December 5, 2002

**	Filed herewith